UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Proto Labs, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proto Labs, Inc.

5540 Pioneer Creek Drive

Maple Plain, Minnesota 55359

(763) 479-3680

Fax: (763) 479-2679

April 7, 2015

Dear Fellow Shareholder:

The Board of Directors of Proto Labs, Inc. joins me in extending a cordial invitation to attend our 2015 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at the offices of Faegre Baker Daniels LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, on Wednesday, May 20, 2015 at 9:00 a.m. local time.

We will be using the “Notice and Access” method of furnishing proxy materials via the Internet to our shareholders. We believe that this process will provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the environmental impact of our Annual Meeting and the costs of printing and distributing the proxy materials. On or about April 7, 2015, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K and vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

It is important that your shares be represented at the Annual Meeting whether or not you plan to attend in person. Please vote electronically via the Internet or, if you receive a paper copy of the proxy card by mail, you may vote by Internet or telephone or by returning your signed proxy card in the envelope provided. If you do attend the Annual Meeting and desire to vote in person, you may do so by following the procedures described in the Proxy Statement even if you have previously sent a proxy.

We hope that you will be able to attend the Annual Meeting and we look forward to seeing you.

Very truly yours,

Lawrence J. Lukis

Chairman of the Board

PROTO LABS, INC.

5540 Pioneer Creek Drive

Maple Plain, Minnesota 55359

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 20, 2015

Proto Labs, Inc. will hold its 2015 Annual Meeting of Shareholders at the offices of Faegre Baker Daniels LLP located at 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, on Wednesday, May 20, 2015. The Annual Meeting will begin at 9:00 a.m. local time. The proxy materials were made available to you via the Internet or mailed to you beginning on or about April 7, 2015. At the Annual Meeting, our shareholders will:

1.	Elect seven directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected.

2.	Vote on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015.

3.	Vote on an advisory basis to approve the compensation of the officers disclosed in the accompanying Proxy Statement, which we refer to as a “say-on-pay” vote.

4.	Vote on the approval of an amendment to our Third Amended and Restated Articles of Incorporation to implement a majority voting standard in uncontested director elections.

5.	Act on any other matters that may properly come before the Annual Meeting, or any adjournment or postponement thereof.

The board of directors recommends that shareholders vote FOR each of the following:

1.	The director nominees named in the accompanying Proxy Statement.

2.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015.

3.	The approval of the say-on-pay proposal.

4.	The approval of the amendment to our Third Amended and Restated Articles of Incorporation.

Only shareholders of record at the close of business on March 25, 2015 may vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

William R. Langton

Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible. If you received the Notice of Internet Availability of Proxy Materials (the “Notice”), you may vote via the Internet as described in the Notice. If you received a copy of the proxy card by mail, you may vote by Internet or telephone as instructed on the proxy card, or you may sign, date and mail the proxy card in the envelope provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2015.

Our Proxy Statement for the 2015 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available at www.proxyvote.com.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6
CORPORATE GOVERNANCE	8
Board Leadership Structure	8
Risk Oversight	8
Nominating Process and Board Diversity	8
Director Independence	9
Code of Business Conduct and Ethics	9
Communications with the Board and Corporate Governance Guidelines	9
Board Meetings	10
Committees of the Board	10
Certain Relationships and Related Party Transactions	11
Compensation Committee Interlocks and Insider Participation	12
Section 16(a) Beneficial Ownership Reporting Compliance	12
PROPOSAL 1 ELECTION OF DIRECTORS	13
General Information	13
Nominees	13
Voting Agreement	15
Voting Information and Board Voting Recommendation	15
COMPENSATION DISCUSSION AND ANALYSIS	16
Named Executive Officers	16
Executive Transitions and Leadership Reorganization	16
Executive Compensation Philosophy and Objectives	17
Compensation Decisions and Processes	17
Peer Group	18
Other Compensation and Equity-Related Policies	19
Elements of Executive Compensation	20
Severance and Change in Control Benefits	26
Summary Compensation Table	27
Grants of Plan-Based Awards	28
Outstanding Equity Awards at 2014 Year-End	29
Option Exercises and Stock Vested in 2014	30
Pension Benefits	30
Nonqualified Deferred Compensation	30
Potential Payments Upon Termination or Change in Control	30
COMPENSATION COMMITTEE REPORT	37
Compensation Risk Assessment	37
Conflict of Interest Analysis	37
DIRECTOR COMPENSATION	37
Non-Employee Director Compensation for 2014	38
Non-Employee Directors – Outstanding Equity Awards at 2014 Fiscal Year-End	39
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	40
AUDIT COMMITTEE REPORT	41
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	42
PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION	43
PROPOSAL 4 APPROVAL OF AMENDMENT TO THE THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION TO REQUIRE A MAJORITY VOTE FOR THE ELECTION OF DIRECTORS	44
OTHER MATTERS	45
SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS	45
Proposals Included in the Proxy Statement	45
Proposals Not Included in the Proxy Statement	45
ADDITIONAL INFORMATION	45
APPENDIX I – AMENDMENT TO ARTICLES OF INCORPORATION	I-1

PROTO LABS, INC.

5540 Pioneer Creek Drive

Maple Plain, Minnesota 55359

PROXY STATEMENT

The board of directors of Proto Labs, Inc. is soliciting proxies for use at the Annual Meeting to be held on May 20, 2015, and at any adjournment or postponement of the meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Who can vote?

A:

You can vote if you were a shareholder at the close of business on the record date of March 25, 2015 (the “Record Date”). There were a total of             shares of our common stock outstanding on the Record Date. The Notice of Internet Availability of Proxy Materials (the “Notice”), notice of annual meeting, this Proxy Statement and accompanying proxy card and the Annual Report on Form 10-K for 2014 were first mailed or made available to you beginning on or about April 7, 2015. This Proxy Statement summarizes the information you need to vote at the Annual Meeting.

Q:	Who can attend the Annual Meeting?

A:

All shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. If you hold your shares in street name, then you must request a legal proxy from your broker or nominee to attend and vote at the Annual Meeting.

Q:	What am I voting on?

A:	You are voting on:

• Election of seven nominees as directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected.

• Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015.

• Approval on an advisory basis of the compensation of our officers disclosed in this Proxy Statement, which we refer to as a “say-on-pay” vote.

• Approval of an amendment to our Third Amended and Restated Articles of Incorporation to implement a majority voting standard in uncontested director elections.

Q:	How does the board of directors recommend I vote on the proposals?

A:	The board is soliciting your proxy and recommends you vote:

• FOR the director nominees;

• FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015;

• FOR the say-on-pay proposal; and

• FOR the amendment to our Third Amended and Restated Articles of Incorporation.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of the proxy materials?

A:

“Notice and Access” rules adopted by the United States Securities and Exchange Commission (the “SEC”) permit us to furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for 2014, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail will remain in effect until you revoke it.

Q:	How many shares must be voted to approve each proposal?

A:

Quorum. A majority of the shares entitled to vote, represented in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. As of the Record Date,             shares of our common stock were issued and outstanding. A majority of those shares will constitute a quorum for the purpose of electing directors and adopting proposals at the Annual Meeting. If you submit a valid proxy or attend the Annual Meeting, your shares will be counted to determine whether there is a quorum.

Vote Required. Currently, directors are elected by a plurality of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. The proposal to ratify the selection of our independent registered public accounting firm, the proposal to amend our Third Amended and Restated Articles of Incorporation and, other than the say-on-pay proposal, all other items that are properly presented at the Annual Meeting, will be determined by the affirmative vote of the greater of (a) the holders of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote or (b) a majority of the minimum number of shares of common stock entitled to vote that would constitute a quorum. If the advisory say-on-pay resolution in this Proxy Statement receives more votes “for” than “against,” then it will be deemed to be approved. The say-on-pay vote is advisory and is not binding on the board of directors.

Q:	What is the effect of broker non-votes and abstentions?

A:

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have or does not exercise discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If a broker returns a “non-vote” proxy indicating a lack of authority to vote on a proposal, then the shares covered by such a “non-vote” proxy will be deemed present at the Annual Meeting for purposes of determining a quorum, but not present for purposes of calculating the vote with respect to any non-discretionary proposals. Nominees will not have discretionary voting power with respect to any matter to be voted upon at the Annual Meeting, other than the ratification of the selection of our independent registered public accounting firm. Broker non-votes will have no effect on the election of directors, the ratification of the independent registered accounting firm, approval of the advisory say-on-pay resolution, approval of the amendment to our Third Amended and Restated Articles of Incorporation, or any other item properly presented at the Annual Meeting.

A properly executed proxy marked “ABSTAIN” with respect to a proposal will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote, but will not be deemed to have been voted in favor of such proposal. Abstentions will have no effect on the voting for the election of directors or approval of the advisory say-on-pay resolution. Abstentions will have the same effect as voting against the proposal to ratify the selection of our independent registered public accounting firm, the proposal to amend our Third Amended and Restated Articles of Incorporation and any other item properly presented at the Annual Meeting.

Q:	How will the proxies vote on any other business brought up at the Annual Meeting?

A:

By submitting your proxy, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the Annual Meeting, or any adjournments or postponements thereof. We do not know of any other business to be considered at the Annual Meeting. The proxies’ authority to vote according to their judgment applies only to shares you own as the shareholder of record.

Q:	How do I cast my vote?

A:	If you are a shareholder whose shares are registered in your name, you may vote using any of the following methods:

• Internet. You may vote by going to the web address www.proxyvote.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 19, 2015 and following the instructions for Internet voting shown on your proxy card.

• Telephone. You may vote by dialing 1-800-690-6903 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 19, 2015 and following the instructions for telephone voting shown on your proxy card.

• Mail. If you requested printed proxy materials and you receive a paper copy of the proxy card, then you may vote by completing, signing, dating and mailing the proxy card in the envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by Internet or telephone, please do not mail your proxy card.

• In person at the Annual Meeting. If you are a shareholder whose shares are registered in your name, you may vote in person at the Annual Meeting.

If your shares are held on account at a brokerage firm, bank or similar organization you will receive voting instructions from your bank, broker or other nominee describing how to vote your shares. You must follow those instructions to vote your shares. You will receive the Notice that will tell you how to access our proxy materials on the Internet and vote your shares via the Internet. It will also tell you how to request a paper copy of our proxy materials.

Proxies that are voted via the Internet or by telephone in accordance with the voting instructions provided, and proxy cards that are properly signed, dated and returned, will be voted in the manner specified.

Q:	Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the Annual Meeting.

Q:	Can I revoke or change my vote?

A:	You can revoke your proxy at any time before it is voted at the Annual Meeting by:

• submitting a new proxy with a more recent date than that of the first proxy given before 11:59 P.M. Eastern Time on May 19, 2015 by (1) following the Internet voting instructions or (2) following the telephone voting instructions;

• completing, signing, dating and returning a new proxy card to us, which must be received by us before the time of the Annual Meeting; or

• if you are a registered shareholder, by attending the Annual Meeting in person and delivering a proper written notice of revocation of your proxy.

Attendance at the Annual Meeting will not by itself revoke a previously granted proxy. Unless you decide to vote your shares in person, you should revoke your prior proxy in the same way you initially submitted it –that is, by Internet, telephone or mail.

Q:	Who will count the votes?

A:	Broadridge Financial Solutions, Inc., our independent proxy tabulator, will count the votes. John Way, our Chief Financial Officer, will act as inspector of election for the Annual Meeting.

Q:	Is my vote confidential?

A:	All proxies and all vote tabulations that identify an individual shareholder are confidential. Your vote will not be disclosed except:

• To allow Broadridge Financial Solutions, Inc. to tabulate the vote;

• To allow John Way to certify the results of the vote; and

• To meet applicable legal requirements.

Q:	What shares are included on my proxy?

A:	Your proxy will represent all shares registered to your account in the same social security number and address.

Q:	What happens if I don’t vote shares that I own?

A:

For shares registered in your name. If you do not vote shares that are registered in your name by voting in person at the Annual Meeting or by proxy through the Internet, telephone or mail, your shares will not be counted in determining the presence of a quorum or in determining the outcome of the vote on the proposals presented at the Annual Meeting.

For shares held in street name. If you hold shares through a broker, you will receive voting instructions from your broker. If you do not submit voting instructions to your broker and your broker does not have discretion to vote your shares on a particular matter, then your shares will not be counted in determining the outcome of the vote on that matter at the Annual Meeting. See “What is the effect of broker non-votes and abstentions?” as described above. Your broker will not have discretion to vote your shares for any matter to be voted upon at the Annual Meeting other than the ratification of the selection of our independent registered public accounting firm. Accordingly, it is important that you provide voting instructions to your broker for the matters to be voted upon at the Annual Meeting.

Q:	What if I do not specify how I want my shares voted?

A:

If you are a registered shareholder and submit a signed proxy card or submit your proxy by Internet or telephone but do not specify how you want to vote your shares on a particular matter, we will vote your shares as follows:

• FOR all of the director nominees;

• FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015;

• FOR the say-on-pay proposal; and

• FOR the proposal to amend our Third Amended and Restated Articles of Incorporation.

If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described under “Can I revoke or change my vote?”

If you hold shares through a broker, please see above under “What happens if I don’t vote shares that I own?”

Q:	What does it mean if I get more than one Notice or proxy card?

A:	Your shares are probably registered in more than one account. You should provide voting instructions for all Notices and proxy cards you receive.

Q:	How many votes can I cast?

A:	You are entitled to one vote per share on all matters presented at the Annual Meeting or any adjournment or postponement thereof. There is no cumulative voting.

Q:	When are shareholder proposals and nominees due for the 2016 Annual Meeting of Shareholders?

A:

If you want to submit a shareholder proposal or nominee for the 2016 Annual Meeting of Shareholders, you must submit the proposal in writing to our Secretary, Proto Labs, Inc., 5540 Pioneer Creek Drive, Maple Plain, Minnesota 55359, so it is received by the relevant date set forth below under “Submission of Shareholder Proposals and Nominations.”

Q:	What is “householding”?

A:

We may send a single Notice, as well as other shareholder communications, to any household at which two or more shareholders reside unless we receive other instruction from you. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs, and conserve natural resources. If your Notice is being householded and you wish to receive multiple copies of the Notice, or if you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this practice for future mailings, you may contact:

Broadridge Financial Solutions, Inc.
Householding Department
51 Mercedes Way
Edgewood, New York 11717
1-800-542-1061

Broadridge will deliver the requested documents to you promptly upon receipt of your request.

Q:	How is this proxy solicitation being conducted?

A:

We will pay for the cost of soliciting proxies and we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders. In addition, some of our employees may solicit proxies. We may solicit proxies in person, by telephone and by mail. Our employees will not receive special compensation for these services, which the employees will perform as part of their regular duties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 25, 2015 regarding the beneficial ownership of our common stock by:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of common stock;

•	each of our named executive officers named in the Summary Compensation Table below;

•	each of our directors and each director nominee; and

•	all of the executive officers, directors and director nominees as a group.

The percentage of beneficial ownership is based on              shares of common stock outstanding as of March 25, 2015. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Proto Labs, Inc., 5540 Pioneer Creek Drive, Maple Plain, Minnesota 55359.

	Beneficial Ownership on March 25, 2015
Name and Address of Beneficial Owner	Number		Percent
Greater than 5% shareholders:
Riverbridge Partners LLC 80 South Eighth St., Suite 1200 Minneapolis, MN 55402	1,710,971	(1)	6.6%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,335,941	(2)	5.2%
Kornitzer Capital Management, Inc. 5420 West 61st Place Shawnee Mission, KS 66205	1,439,648	(3)	5.6%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	1,402,200	(4)	5.4%
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104	1,764,443	(5)	7.6%
Brown Capital Management, LLC 1201 N. Calvert Street Baltimore, Maryland 21202	1,623,366	(6)	6.3%
Directors and named executive officers:
Rainer Gawlick	28,756	(7)	*
John B. Goodman	13,994	(8)	*
Victoria M. Holt	15,928	(9)	*
Douglas W. Kohrs	13,276	(10)	*
Lawrence J. Lukis	2,581,840		%
Brian K. Smith	6,844	(11)	*
Sven A. Wehrwein	19,056	(12)	*
Robert Bodor	6,252	(13)	*
John A. Way	—		*
Donald G. Krantz	59,938	(14)	*
Jacqueline D. Schneider	38,985	(15)	*
John B. Tumelty	35,648	(16)	*
All directors and executive officers as a group (12 persons)	2,820,517	(17)	%

*	Represents beneficial ownership of less than one percent.
(1)

Information is based on a Schedule 13G filed with the SEC by Riverbridge Partners LLC (“Riverbridge”) on January 29, 2015. Riverbridge has sole voting power over 1,383,982 shares of our common stock and sole dispositive power over 1,710,971 shares of our common stock.

(2)

Information is based on a Schedule 13G filed with the SEC by Vanguard Group Inc. (“Vanguard”) on February 10, 2015. Vanguard has sole voting power over 30,120 shares of our common stock, sole dispositive power over 1,307,621 shares of our common stock and shared dispositive power over 28,320 shares of our common stock.

(3)

Information is based on a Schedule 13G filed with the SEC by Kornitzer Capital Management, Inc. (“KCM”) on January 22, 2015.  KCM has sole voting power over 1,439,648 shares of our common stock, sole dispositive power over 1,396,738 shares of our common stock, and shared dispositive power over 42,910 shares of our common stock. KCM is an investment adviser with respect to our shares of common stock for the accounts of other persons who have the right to receive, and the power to direct the receipt of, dividends from, or the proceeds from the sale of, our common stock.

(4)

Information is based on a Schedule 13G filed with the SEC by Franklin Resources Inc. (“Franklin”) on February 9, 2015, on behalf of itself and its direct and indirect subsidiaries. Franklin is an investment adviser with respect to our shares of common stock for the accounts of other persons who have the right to receive, and the power to direct the receipt of, dividends from, or the proceeds from the sale of, our common stock.

(5)

Information is based on a Schedule 13G filed with the SEC by Wells Fargo & Company on February 5, 2015, on behalf of itself and its subsidiaries, Wells Capital Management Incorporated, Wells Fargo Advisors, LLC, Wells Fargo Bank, N.A., Wells Fargo Advisors Financial Network, LLC, Wells Fargo Delaware Trust Company, National Association and Wells Fargo Funds Management, LLC (collectively, “Wells Fargo”). Wells Fargo has shared voting power over 692,577 shares of our common stock and shared dispositive power over 1,764,443 shares of our common stock.

(6)

Information is based on a Schedule 13G filed with the SEC by Brown Capital Management LLC (“Brown Capital”) on February 5, 2015. Brown Capital has sole voting power over 840,036 shares of our common stock and sole dispositive power over 1,623,366 shares of our common stock.

(7)

Includes 25,708 shares that Dr. Gawlick has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options and 798 shares of restricted stock units that vest on May 20, 2015.

(8)

Includes 6,946 shares that Mr. Goodman has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options and 798 shares of restricted stock units that vest on May 20, 2015.

(9)	Includes 9,546 shares of restricted stock scheduled to vest in equal installments on February 13, 2016, 2017 and 2018.

(10)

Includes 9,208 shares that Mr. Kohrs has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options and 798 shares of restricted stock units that vest on May 20, 2015.

(11)

Includes 4,446 shares that Mr. Smith has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options and 798 shares of restricted stock units that vest on May 20, 2015.

(12)

Includes 9,208 shares that Mr. Wehrwein has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options and 798 shares of restricted stock units that vest on May 20, 2015.

(13)	Includes 5,632 shares that Dr. Bodor has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.

(14)	Includes 58,242 shares that Dr. Krantz has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.

(15)	Includes 36,242 shares that Ms. Schneider has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.

(16)	Includes 35,343 shares that Mr. Tumelty has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.

(17)

Includes 190,975 shares held by our executive officers and directors, in the aggregate, that can be acquired from us within 60 days of the date of the table pursuant to the exercise of stock options, 3,990 shares of restricted stock units, in the aggregate, that vest on May 20, 2015 and 9,546 shares of restricted stock.

CORPORATE GOVERNANCE

Board Leadership Structure

Larry Lukis is our founder and former Chief Technology Officer, or CTO, and leads our board of directors in his role as Chairman. Mr. Lukis ceased serving as our CTO in July 2013. Our board has designated Sven Wehrwein as the lead independent director to complement the Chairman’s role and to serve as the principal liaison between the independent directors and the Chairman.

Our board of directors believes that its current structure is the appropriate one for Proto Labs at this time. Specifically, our board believes that its current leadership structure provides independent board leadership and engagement while deriving the benefit of having our founder and former CTO also serve as Chairman of the board. As an individual with in-depth knowledge and understanding of Proto Labs, Mr. Lukis is best positioned to chair regular board meetings as the directors discuss key business and strategic issues. Coupled with a lead independent director, this combined structure provides independent oversight while allowing the person most familiar with our historical operations and strategy to lead the board.

As lead independent director, Mr. Wehrwein:

•	presides at all meetings of the board of directors at which the Chairman is not present, including executive sessions of the independent directors;

•	acts as the principal liaison between the Chairman and the independent directors;

•	conducts the annual performance review of the Chief Executive Officer, with input from the other independent directors;

•	assists the Chairman in setting the board agenda and frequency of meetings, in consultation with the committee chairs as applicable; and

•	has the authority to convene meetings of the independent directors at every meeting.

Risk Oversight

Our management is responsible for defining the various risks facing our company, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. The board’s responsibility is to monitor our risk management processes by using board meetings, management presentations and other opportunities to educate itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks; the board is not responsible, however, for defining or managing our various risks. The full board is responsible for monitoring management’s responsibility in the area of risk oversight. In addition, the audit committee and compensation committee have risk oversight responsibilities in their respective areas of focus, on which they report to the full board. Management reports from time to time to the full board, audit committee and compensation committee on risk management. The board focuses on the material risks facing our company, including operational, credit, liquidity, and legal risks, to assess whether management has reasonable controls in place to address these risks.

Nominating Process and Board Diversity

In consultation with other members of the board of directors, the nominating and governance committee is responsible for identifying individuals who it considers qualified to become board members. The nominating and governance committee will screen potential director candidates, including those recommended by shareholders, and recommend to the board of directors suitable nominees for the election to the board of directors. The nominating and governance committee uses a variety of methods for identifying and evaluating nominees for directors. The nominating and governance committee regularly assesses the appropriate size and composition of the board of directors, the needs of the board of directors and the respective committees of the board of directors, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the nominating and governance committee through shareholders, management, current members of the board of directors, or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

In considering whether to recommend an individual for election to the board, the nominating and governance committee considers, as required by the corporate governance guidelines and its charter, the board’s overall balance of diversity of perspectives, backgrounds and experiences, although it does not have a formal policy regarding the consideration of diversity of board members. The nominating and governance committee views diversity expansively and considers among other things, breadth and depth of relevant business and board skills and experiences, educational background, employment experience and leadership performance as well as those intangible factors that it deems appropriate to develop a heterogeneous and cohesive board such as integrity, achievements, judgment, intelligence, personal character, the interplay of the candidate’s relevant experience with the experience of other board members, the willingness of the candidate to devote sufficient time to board duties, and likelihood that he or she will be willing and able to serve on the board for an extended period of time.

The nominating and governance committee will consider a recommendation by a shareholder of a candidate for election as a Proto Labs director. Shareholders who wish to recommend individuals for consideration by the nominating and governance committee to become nominees for election to the board may do so by submitting a written recommendation to our Secretary. Recommendations must be received by the Secretary within the timelines specified in our by-laws to be considered by the nominating and governance committee for possible nomination at our Annual Meeting of Shareholders the following year. Our by-laws provide that such notice should be received no less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting, except in certain circumstances. All recommendations must contain the information required in our by-laws and corporate governance guidelines, including, among other things, the identification of the nominee, a written consent by the recommended individual to agree to be named in our proxy statement and to serve as director if elected, and the name and address of the shareholder submitting the nomination. Recommendations must be received by the Secretary within the timeframes noted under “Proposals Not Included in the Proxy Statement.”

Director Independence

Our board of directors has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, our board has determined that, with the exception of Victoria M. Holt, our current Chief Executive Officer, and Mr. Lukis, our founder and former CTO, all of the directors are “independent directors” as defined by Section 303A.02 of the New York Stock Exchange Listed Company Manual.

Code of Business Conduct and Ethics

We have adopted a code of ethics and business conduct relating to the conduct of our business by our employees, officers and directors, which is posted on our website at www.protolabs.com under the investor relations section. We plan to post to our website at the address described above any future amendments or waivers to our code of ethics and business conduct.

Communications with the Board and Corporate Governance Guidelines

Under our Corporate Governance Guidelines, a process has been established by which shareholders and other interested parties may communicate with members of the board of directors. Any shareholder or other interested party who desires to communicate with the board, individually or as a group, may do so by writing to the intended member or members of the board, c/o Secretary, Proto Labs, Inc., 5540 Pioneer Creek Drive, Maple Plain, Minnesota 55359. A copy of our Corporate Governance Guidelines is available at www.protolabs.com under the investor relations section.

All communications received in accordance with these procedures will initially be received and processed by the office of our Secretary to determine that the communication is a message to one or more of our directors and will be relayed to the appropriate director or directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full board or one or more of its committees and whether any response to the person sending the communication is appropriate.

Board Meetings

During 2014, the full board of directors met seven times in person and held one meeting via teleconference. Five of the seven in-person meetings were preceded and/or followed by an executive session of the independent directors, chaired by Mr. Wehrwein. Each of our incumbent directors attended at least 75% percent of the meetings of the board and any committee on which they served in 2014. We do not maintain a formal policy regarding the board’s attendance at annual shareholder meetings; however, board members are expected to regularly attend all board meetings and meetings of the committees on which they serve and are encouraged to make every effort to attend the Annual Meeting of Shareholders. Eight of our ten directors at the time of the 2014 Annual Meeting of Shareholders attended the meeting.

Committees of the Board

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. The charters of these committees are posted on our website at www.protolabs.com under the investor relations section.

The current composition and responsibilities of each committee, as well as the number of times it met during 2014, are described below.

Audit Committee	Compensation Committee	Nominating and Governance Committee
Sven A. Wehrwein (chair)	Rainer Gawlick (chair)	John B. Goodman (chair)
John B. Goodman	Douglas W. Kohrs	Douglas W. Kohrs
Brian K. Smith	Brian K. Smith	Sven A. Wehrwein

Audit Committee

Among other matters, our audit committee:

•

oversees management’s processes for ensuring the quality and integrity of our consolidated financial statements, our accounting and financial reporting processes, and other financial information provided by us to any governmental body or to the public;

•	oversees our accounting and financial reporting processes;

•	evaluates the qualifications, independence and performance of our independent auditor and internal audit function;

•	oversees the resolution of any disagreements between management and the auditors regarding financial reporting;

•	oversees our investment and cash management policies; and

•	supervises management’s processes for ensuring our compliance with legal, ethical and regulatory requirements as set forth in policies established by our board of directors.

Each of the members of our audit committee meets the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our board of directors has determined that Sven A. Wehrwein is an audit committee financial expert, as defined under the applicable rules of the SEC. The audit committee met ten times in 2014.

Nominating and Governance Committee

Among other matters, our nominating and governance committee:

•	identifies qualified individuals to become board members, consistent with criteria approved by the board;

•	selects director nominees for the next Annual Meeting of Shareholders;

•	determines the composition of the board’s committees and evaluates and enhances the effectiveness of the board and individual directors and officers;

•	develops and implements the corporate governance guidelines for our company; and

•	ensures that succession planning takes place for critical senior management positions.

Each member of our nominating and governance committee satisfies the NYSE independence standards. The nominating and governance committee met five times in 2014.

Compensation Committee

Among other matters, our compensation committee:

•	reviews and approves compensation and employment arrangements for executive officers;

•	administers compensation plans for employees;

•	reviews our programs and practices relating to leadership development and continuity; and

•	determines the compensation of non-employee directors.

In addition, the compensation committee has the authority to select, retain and compensate compensation consulting firms and other experts as it deems necessary to carry out its responsibilities.

Each member of our compensation committee satisfies current NYSE independence standards, is a “non-employee director” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, and is an “outside director” as that term is used in Section 162(m) of the Internal Revenue Code. The compensation committee met eight times in 2014.

Certain Relationships and Related Party Transactions

Since the beginning of 2014, we have engaged in the following transactions with certain of our executive officers, directors, holders of more than 5% of our voting securities and their affiliates and immediate family members:

Karbon Kinetics Limited

During the year ended December 31, 2014, we made sales to our customer Karbon Kinetics Limited (“KKL”) on terms consistent with the terms we provide to our other customers. Mr. Lukis is a director, our former Chief Technology Officer and a 64% shareholder of KKL. Our revenues from sales to KKL did not exceed $120,000 during the year ended December 31, 2014.

Employment of Related Person

Brian Lukis, the son of Mr. Lukis, is employed by us as a Senior Software Developer. He is entitled to receive a base salary, incentive compensation and other employee benefits that are offered to similarly situated employees of our company. Brian Lukis’ compensation during the year ended December 31, 2014 did not exceed $120,000.

Related Person Transaction Approval Policy

Our board of directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our related person policy. Subject to the exceptions described below, our related person policy requires our audit committee to review and approve any proposed related person transaction and all material facts with respect thereto. In reviewing a transaction, our audit committee will consider all relevant facts and circumstances, including (1) whether the terms are fair to us, (2) whether the transaction is material to us, (3) the role the related person played in arranging the transaction, (4) the structure of the transaction, (5) the interests of all related persons in the transaction, and (6) whether the transaction has the potential to influence the exercise of business judgment by the related person or others. Our audit committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to us and our shareholders and the terms of the transaction are fair to us. No related person transaction will be consummated without the approval or ratification of our audit committee. Under our related person policy, a related person includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing. Related party transactions exempt from our policy include payment of compensation by us to a related person for the related person’s service to us as an employee, director or executive officer, transactions available to all of our employees and shareholders on the same terms and transactions between us and the related person that, when aggregated with the amount of all other transactions between us and the related person or its affiliates, involve $120,000 or less in a year.

Compensation Committee Interlocks and Insider Participation

During 2014, Matthew C. Blodgett, who decided not to seek reelection at our 2014 Annual Meeting of Shareholders and ceased serving as a director upon conclusion of such annual meeting, Dr. Gawlick, Mr. Kohrs, and Mr. Smith served as the members of our compensation committee. No current member of our compensation committee has ever been an officer or employee of our company or any of our subsidiaries and affiliates or has had any relationship with our company requiring disclosure in our proxy statement other than service as a director. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officer of which served either on our board of directors or on our compensation committee.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require us to disclose the identity of directors, executive officers and beneficial owners of more than 10% of our common stock who did not file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934. Based solely on a review of copies of such reports and written representations from reporting persons, we believe that all directors and executive officers complied with all filing requirements applicable to them during fiscal 2014 except John B. Goodman filed one late report with respect to one transaction, which took place on January 6, 2014, Robert Bodor filed one late report with respect to one transaction, which took place on July 28, 2014, and Brian K. Smith filed one late report with respect to one transaction, which took place on May 20, 2014.

PROPOSAL 1

ELECTION OF DIRECTORS

General Information

Seven directors will be elected at the Annual Meeting. Upon the recommendation of the nominating and governance committee, the board of directors has nominated for election the seven persons named below. Each has consented to being named a nominee and will, if elected, serve until the next Annual Meeting of Shareholders or until a successor is duly elected. There are no family relationships between any director and any executive officer. Each nominee listed below is currently a director of Proto Labs, and each has been duly elected by the shareholders.

Nominees

The names of the nominees and other information are set forth below:

Lawrence J. Lukis – Age 66 Director since 2001 Chair since 2001

Mr. Lukis founded our company in 1999 and has served as our Chairman since November 2001. Mr. Lukis also served as our Chief Technology Officer from November 2001 until July 2013. In 1985, Mr. Lukis co-founded LaserMaster Corp. (later ColorSpan), an innovator in laser printing products for desktop publishers and large format color inject printers, and served as a director and Chief Technology Officer from 1985 to 1997. ColorSpan was acquired by MacDermid Inc. in 2000 and was subsequently resold to Hewlett-Packard in 2007. Mr. Lukis currently serves on the board of directors of Karbon Kinetics Ltd., a manufacturer of electric bicycles.

Mr. Lukis’s institutional knowledge and his operational and technical experience allow him to provide guidance and leadership in his role as our Chairman. We believe his in-depth understanding of our company’s strategic plan, technology, global business, and history enable Mr. Lukis to serve as an effective Chairman of our board of directors.

Victoria M. Holt – Age 57 Director since 2014

Ms. Holt has served as our President and Chief Executive Officer since February 2014. Prior to joining us, Ms. Holt served as President and Chief Executive Officer of Spartech Corporation, a leading producer of plastic sheet, compounds and packaging products, from September 2010 until Spartech was purchased by PolyOne Corporation in March 2013. Prior to Spartech, Ms. Holt worked at PPG Industries, a leading coatings and specialty products company, serving as Senior Vice President, Glass and Fiber Glass, from May 2005 until September 2010. Ms. Holt also is a member of the board of directors of Waste Management, Inc., and she served as a director of Spartech while she was Chief Executive Officer.

Ms. Holt’s leadership, strategic planning, operational and international experience provide valuable insights to our board of directors. As Chief Executive Officer, she also is responsible for determining our strategy, articulating priorities and managing our continued growth.

Rainer Gawlick – Age 47 Director since 2008

Dr. Gawlick has served as a director of our company since September 2008 and serves as the chair of the compensation committee. Since April 2012, Dr. Gawlick has been with IntraLinks, Inc. where he is Executive Vice President of Global Sales. IntraLinks, Inc. is a computer software company providing virtual data rooms and other content management services. From August 2008 to April 2012, Dr. Gawlick served as Chief Marketing Officer of Sophos Ltd, a computer security company providing endpoint, network and data protection software. From April 2005 to August 2008, Dr. Gawlick served as Vice President of Worldwide Marketing and Strategy at SolidWorks Corp., a CAD software company. He also has held a variety of executive positions in other technology businesses and was a consultant with McKinsey & Company.

Dr. Gawlick has extensive sales, marketing and product-management experience in the technology industry. Dr. Gawlick offers expertise in building brand awareness, managing marketing on a global scale and developing growth strategies, which enables him to counsel our company on its global expansion.

John B. Goodman – Age 55 Director since 2001

Mr. Goodman has served as a director of our company since 2001 and serves as a member of the audit committee and as chair of the nominating and governance committee. Mr. Goodman currently serves on the board of advisors of TPG (The Plastics Group) and the board of directors of Dribank Labs. From December 1982 to October 2010, Mr. Goodman held various positions at Entegris, Inc., a materials supplier, most recently as Senior Vice President and Chief Technology & Innovation Officer.

Mr. Goodman’s technical background and experiences in supply chain networks, logistics and financial planning and reviews enable Mr. Goodman to provide guidance and counsel on our strategic plan, research and development, supplier relationships and finance functions.

Douglas W. Kohrs – Age 57 Director since 2012

Mr. Kohrs has served as a director of our company since April 2012 and serves as a member of the compensation committee and the nominating and governance committee. From July 2006 to November 2012, Mr. Kohrs was the President, Chief Executive Officer and a director of Tornier N.V., a publicly held medical device company. Prior to joining Tornier, he served as President and Chief Executive Officer of American Medical Systems Holdings, Inc., a publicly held medical device company, from April 1999 until January 2005 and served as Chairman of the Board of American Medical Systems Holdings, Inc. until May 2006. Prior to joining American Medical Systems Holdings, Inc., Mr. Kohrs was General Manager of Sulzer Spine-Tech Inc., an orthopaedic implant manufacturer of which he was a founding member beginning in August 1991. Mr. Kohrs has served on the board of directors of ev3 Inc. and Kyphon, Inc., both publicly held medical device companies.

Mr. Kohrs is qualified to serve on our board because he has knowledge of financial matters and, due to serving as the Chief Executive Officer of American Medical Systems Holdings, Inc. at the time of its initial public offering and his experience as Chief Executive Officer at Tornier, he has expertise with the requirements involved with being a public company.

Brian K. Smith – Age 55 Director since 2005

Mr. Smith has served as a director of our company since June 2005 and serves as a member of the audit committee and the compensation committee. Since December 1998, Mr. Smith has been President, a director and an owner of Private Capital Management, Inc., a registered investment advisor. In his capacity as President of Private Capital Management, Inc., Mr. Smith has acted as a principal and director of approximately fifteen middle-market portfolio companies. From 1994 to 1998, Mr. Smith was the Managing Partner of Northland Business Capital, LLP, a private equity partnership, and Senior Vice President of The Northland Company, a financial services firm. Prior to 1994, Mr. Smith spent 15 years in the banking industry.

Mr. Smith has knowledge of financial matters, merger and acquisition activities and capital markets and experience in leadership positions with companies at a variety of stages. Mr. Smith’s experiences enable him to provide oversight concerning general business matters and risk management and counsel on financial matters in his role on our audit committee.

Sven A. Wehrwein – Age 64 Director since 2011

Mr. Wehrwein has served as a director of our company since June 2011 and serves as chair of the audit committee and as a member of the nominating and governance committee.  Mr. Wehrwein has been an independent financial consultant to emerging companies since 1999. He has more than 35 years of experience as an investment banker, chief financial officer, and certified public accountant (inactive).  He currently serves on the board of directors of SPS Commerce, Inc., a supply-chain management software company, and Uroplasty, Inc., a medical device company, and previously served on the board of directors of Image Sensing Systems, Inc. a vehicle-detection software company, all of which are publicly traded companies.  Mr. Wehrwein also served on the board of directors of Compellent Technologies, Inc. from April 2007 until its acquisition by Dell Inc. in February 2011, on the board of directors of Synovis Life Technologies, Inc. from December 2004 until its acquisition by Baxter International, Inc. in February 2012, and on the board of directors of Vital Images, Inc. from May 1997 until its acquisition by Toshiba Medical Systems Corp. in June 2011.

Mr. Wehrwein’s qualifications to serve on our board of directors include, among other skills and qualifications, his capabilities in financial understanding, strategic planning and auditing expertise, given his experiences in investment banking and in financial leadership positions. As chairman of the audit committee, Mr. Wehrwein also keeps the board abreast of current audit issues and collaborates with our independent auditors and senior management team.

Voting Agreement

Prior to our initial public offering in February 2012, we entered into a voting agreement with North Bridge Growth Equity I, L.P., Protomold Investment Company, LLC, Lawrence J. Lukis and Yuri Dreizin. The voting agreement terminated upon the completion our initial public offering. All of our current directors, other than Ms. Holt, Mr. Gawlick, and Mr. Kohrs, were first elected to serve as directors pursuant to the voting agreement. Pursuant to the agreement, the parties agreed to vote their shares of our capital stock in favor of maintaining a board of eight members, of whom two were designated by North Bridge, one was designated by Protomold Investment Company (initially Brian Smith), one was designated by a majority of the shares held by Protomold Investment Company, Lawrence Lukis, Yuri Dreizin and Gustavus Adolphus College (initially Lawrence J. Lukis), one was our Chief Executive Officer, and three were unaffiliated with the company and mutually acceptable to the other members of the board (initially John Goodman, Margaret Loftus, and Sven Wehrwein).

Voting Information and Board Voting Recommendation

In accordance with Minnesota law, directors are elected by a plurality of votes present and entitled to vote. The seven nominees receiving the highest number of votes will be elected. The proxies cannot be voted for a greater number of persons than seven.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH NOMINEE LISTED.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

The compensation provided to our named executive officers for 2014 is set forth in detail in the Summary Compensation Table and the other tables, accompanying footnotes and narrative that follow this section. This Compensation Discussion and Analysis explains our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation program components and the decisions made in 2014 affecting the compensation of our named executive officers.

Throughout this section, we refer to the following individuals as our “named executive officers”:

●	Bradley A. Cleveland, our former Chief Executive Officer, or CEO, until February 2014, when we completed our CEO transition announced at the end of 2013;

●	Victoria M. Holt, our President and CEO beginning in February 2014;

●	John R. Judd, our former Chief Financial Officer, or CFO, until December 2014;

●	John A. Way, our CFO beginning in December 2014;

●	Donald G. Krantz, our Executive Vice President and Technology Officer;

●	Jacqueline D. Schneider, our Vice President of Global Sales; and

●	John B. Tumelty, our Vice President/General Manager and Managing Director – Europe, Middle East and Africa.

Executive Transitions and Leadership Reorganization

During 2014, Mr. Cleveland and Mr. Judd retired. Mr. Cleveland served as our CEO from 2001 until his retirement in February 2014, and Mr. Judd served as our CFO from June 2011 until transitioning out of that role in December 2014 and retiring in January 2015. Both were important contributors to our successful initial public offering in 2012 and our subsequent growth as a public company. In connection with their retirements, we conducted extensive searches for outside candidates who we believed have the abilities to continue the growth of our company. As a result of these searches, we negotiated arms’-length compensation arrangements with Ms. Holt and Mr. Way that we believe are competitive when compared to the compensation offered by similar growth companies in our industry and that were necessary to induce them to join our company in light of the other employment opportunities available to them.

In connection with hiring Ms. Holt, we entered into an employment agreement with her. Pursuant to the employment agreement, Ms. Holt’s employment with us is “at will” and her employment may be unilaterally terminated by her or us at any time for any reason, subject to the terms of the agreement. Ms. Holt is our only executive who has an employment agreement. Our other executives have severance agreements with us as described in “Potential Payments Upon Termination or Change in Control” below.

In January 2015, we reorganized our leadership team to better align it with the needs of our business. As part of this reorganization, Dr. Krantz, who previously held the role of chief operating officer, began serving as our executive vice president and technology officer; Dr. Robert Bodor, who previously held the role of chief technology officer, assumed the role of vice president/general manager – Americas; Mr. Tumelty, who previously held the role of managing director of our European subsidiary, assumed the role of vice president/general manager and managing director – Europe, Middle East and Africa; and Ms. Schneider’s title changed from vice president of sales and customer service to vice president of global sales.

Executive Compensation Philosophy and Objectives

We believe our success depends in large measure on our ability to attract, retain and motivate a talented senior management team to effectively lead our company in a dynamic and changing business environment, and that a competitive executive compensation program is critical to that effort. We believe that our executive compensation program should support our short- and long-term strategic and operational objectives, and reward corporate and individual performance that contributes to creating value for our shareholders.

Consistent with this philosophy, our executive compensation program incorporates the following key principles and objectives:

●	Provide a competitive total cash compensation opportunity that includes target incentive goals that are reasonably achievable yet represent appreciable and appropriate improvement over prior periods;

●	Utilize equity-based awards in a manner designed to emphasize their long-term retentive function;

●	Recognize and reward the achievement of company and business unit goals as well as individual performance;

●	Provide compensation commensurate with the level of business performance achieved;

●

Provide greater compensation opportunities for individuals who have the most significant responsibilities and therefore the greatest ability to influence our achievement of strategic and operational objectives;

●	Structure the compensation program so that it is understandable and easily communicated to executives, shareholders and other constituencies;

●	Structure the compensation program so as to align the interests of our executive officers with those of our shareholders and our employees generally;

●	Place increasing emphasis on incentive/variable compensation for positions of increasing responsibility; and

●	Make benefit programs available to executive officers consistent with those provided to salaried employees.

Compensation Decisions and Processes

The compensation committee of our board of directors, which consists solely of independent directors, generally has been responsible for overseeing our executive compensation program, including annually reviewing the ongoing compensation arrangements for each of our executive officers, including our President and CEO, and reporting those arrangements to our board.

Our compensation committee regularly receives and considers input from our CEO regarding the compensation and performance of the other executive officers, including recommendations as to compensation levels that the CEO believes are commensurate with an individual’s job performance, skills, experience, qualifications, criticality to our company and development/career opportunities, as well as with our compensation philosophy, external market data and considerations of internal equity. With the assistance of our CFO, our CEO also has provided recommendations to the compensation committee regarding the establishment of performance goals for the annual cash incentive plan based on the operating budget approved by our board of directors. Our CEO regularly attends meetings of our compensation committee, except where the CEO’s own compensation is being considered or times when the committee meets in executive session. Our CEO makes no recommendations to the compensation committee regarding her own compensation. The compensation committee communicates its views and decisions regarding compensation arrangements for our executive officers to our CEO, who generally has been responsible for implementing the arrangements.

In determining executive compensation, our compensation committee reviews and considers a number of factors, including individual and corporate performance, input from our CEO, compensation market data from third party compensation surveys, our compensation philosophy and key principles, the pay practices of a set of comparable companies, and the committee’s collective experience and knowledge. We have used market data primarily as a reference point to assess whether our compensation practices are reasonable, competitive and likely to achieve our objectives, and actually deliver compensation in amounts that are consistent with the compensation committee’s assessment of our company’s relative performance. As part of these assessments, we assumed that base salary and target total cash compensation levels were likely to be reasonable and competitive if together they approximated the market median we calculated from the surveys and other compensation data we utilized, which for us generally meant a range between 80% and 120% of the market median. The utilization of a range is largely in recognition of the limitations of the survey data that include companies with limited degrees of comparability to our company and position titles that may encompass positions with responsibilities that differ to varying degrees from the responsibilities of a similarly titled position within our company. As a result, we did not establish specific compensation amounts or parameters for any executive officer position based on market data in 2014, recognizing that factors unique to each individual will ultimately determine that individual’s compensation, which may not necessarily be within the median range.

Our compensation committee also approves all awards to our executive officers under our 2012 Long-Term Incentive Plan, or the LTIP, with awards then ratified by our board of directors. Our compensation committee has delegated authority to our CEO under the LTIP to award stock options to employees (other than our executive officers) in her discretion, subject to individual and aggregate maximum amounts in each year and approval by the chair of the compensation committee. The CEO typically exercises her discretion to grant these awards in connection with new hires and promotions and in recognition of extraordinary individual achievements. All awards granted pursuant to this delegated authority must have an exercise price at least equal to the closing price of our common stock on the New York Stock Exchange on the date of grant, must have a vesting period of 20% of the shares subject to the option vesting annual over a five-year period and must be made in accordance with our equity grant timing policy described below in “Other Compensation and Equity-Related Policies—Equity Award Approval Policy.”

Peer Group

At the end of 2013, the compensation committee requested that its independent compensation consultant, Pearl Meyer & Partners, review our peer group used for executive compensation. Pearl Meyer used a two-step process to construct a peer group that we believe fits our market position and profile. The compensation committee and our board of directors reviewed information relating to this peer group when establishing base salaries, annual equity awards and target annual incentive compensation for 2014.

When constructing the peer group, Pearl Meyer first identified U.S.-based, publicly traded technology and capital goods companies of a comparable size and with business profiles similar to ours. For assessing comparability of size, Pearl Meyer looked at companies with annual revenues between $50 million and $450 million, and market capitalizations between $500 million and $4.5 billion. For assessing comparability of business profiles, Pearl Meyer looked at high-growth companies, as indicated by a market capitalization-to-revenue ratio of greater than three times, and with positive EBITDA margins. To narrow the peer group from the list of companies that met these criteria, Pearl Meyer then selected companies engaged in manufacturing or rapid manufacturing or that Pearl Meyer believed offer disruptive technologies.

To supplement the peer group assembled from the first step described above, Pearl Meyer examined software and service companies with size and business profiles based on revenue, market capitalization, ratio of revenue-to-market capitalization and EBITDA margin metrics, to add companies and create a sufficiently large peer group to provide the compensation committee with a meaningful basis for comparison.

Pearl Meyer’s review resulted in a peer group of the following 17 companies:

3D Systems Corporation	Power Integrations, Inc.	Tableu Software, Inc.
Cognex Corp.	Raven Industries, Inc.	Ultratech, Inc.
FARO Technologies, Inc.	Shutterstock, Inc.	Ultimate Software Group, Inc.
InvenSense Inc.	SolarWinds, Inc.	Universal Display Corp.
Monotype Imaging Holdings, Inc.	Stratasys Ltd.	Zillow, Inc.
OpenTable, Inc.	Sun Hydraulics Corporation

Below is selected information about the companies in the peer group that Pearl Meyer used when constructing the group:

	Annual Revenue	Market Capitalization
25th percentile	$167.8 million	$1.1 billion
75th percentile	$310.6 million	$2.9 billion

The compensation committee uses data about executive compensation at peer group companies as a tool to assess the reasonableness of the total compensation paid to our executive officers. As discussed above, we do not establish a percentile at which any part of our executive’s compensation or any executive’s overall compensation must meet or exceed.

Other Compensation and Equity-Related Policies

Clawback Policy

During 2014, we adopted an Executive Officer Incentive Compensation Recovery Policy, or the Clawback Policy, for recovery of incentive compensation from our executive officers under certain circumstances. The Clawback Policy provides that we will, in all appropriate circumstances as determined by the compensation committee, and to the extent permitted by applicable law, require reimbursement or forfeiture of all or a portion of any incentive compensation awarded to our executive officers after November 12, 2014, which is the date our board adopted the Clawback Policy, where the compensation committee has determined that all of the following factors are present:

●	We are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws;

●

The award, vesting or payment of the incentive compensation was predicated upon the achievement of certain financial results that were the subject of the restatement and such award, vesting or payment occurred or was received during the three-year period preceding the date on which we were required to prepare the restatement; and

●	A smaller award, vesting or payment would have occurred or been made to the executive officer based upon the restated financial results.

In those circumstances, we will, to the extent deemed appropriate by the compensation committee, seek to recover or cancel the amount(s) by which an executive officer’s incentive compensation that was awarded, vested or paid during the three-year period referenced above exceeded the amount(s) that would have been awarded, vested or paid based on the restated financial results, net of taxes paid or payable by the executive officer with respect to the recoverable compensation.

Executive Stock Ownership Guidelines

During 2014, we adopted stock ownership guidelines applicable to our executive officers. The guidelines are applicable to each of our executive officers and provide that each executive officer is expected to own shares of our common stock with a value at least equal to the amount shown below:

●	CEO – Three times annual base salary

●	All other executive officers – One times annual base salary

Each executive officer has five years from the date he or she becomes subject to the guidelines to achieve compliance with the guidelines.

Equity Award Approval Policy

Our equity award approval policy permits us to make equity-based awards at any time other than during “blackout periods” provided for in our insider trading policy, which generally run from the tenth of the month in which each fiscal quarter closes through the end of the second trading day following the public release of our financial results for that quarter. The policy does, however, permit us to approve an award during a blackout period, provided the effective date of the grant and the concurrent pricing of the grant occur on the first trading day after the blackout period ends.

Other Equity-Related Policies

We prohibit our executive officers from engaging in certain types of transactions in our stock, including short sales, pledges of our stock and other hedging transactions with respect to our stock. This policy is intended to prevent our executive officers from reducing the effect that decreases in the value of our stock have on their financial position. The LTIP requires that all stock options granted under the plan have an exercise price that is not less than the fair market value of a share of our common stock on the date the grant is made. The LTIP also prohibits re-pricing or exchanging underwater stock options under the LTIP without shareholder approval.

Elements of Executive Compensation

Our executive compensation program historically has been comprised of three elements—base salary, annual cash and equity-based long-term incentives. The primary elements of our compensation program for 2014 were consistent with our 2013 compensation program. Our shareholders voted for the first time on a say-on-pay proposal at our 2014 annual meeting. The say-on-pay proposal received the approval of more than 99% of the shares voted on the proposal. Our compensation committee considered this result to be an endorsement by our shareholders of our compensation program and maintained the fundamental features of our 2013 program for 2014. Our next say-on-pay proposal will be voted on at our 2016 Annual Meeting of Shareholders scheduled to be held in May 2016.

While all elements of our executive compensation program are intended to collectively achieve our overriding purpose of attracting, retaining and motivating talented executives, the table below identifies the form and additional specific purposes of each element.

Compensation Component	Form of Compensation	Purpose
Base Salary	Cash	•	Compensate each named executive officer relative to individual responsibilities, experience and performance

		•	Provide steady cash flow not contingent on short-term variations in company performance

Annual Incentive	Cash	•	Align compensation with our annual corporate financial performance

		•	Reward achievement of short-term financial objectives

		•	Provide participants with a meaningful total cash compensation opportunity (base salary plus annual incentive)

Long-Term Incentives	Stock Options and Restricted Stock Units	•	Encourage long-term retention
		•	Create a long-term performance focus

		•	Align compensation with our long-term returns to shareholders

		•	Provide executive ownership opportunities

Our compensation committee has not adopted a formal or informal policy for allocating compensation among the various elements, or between cash and non-cash elements or between long- and short-term compensation. As noted earlier, however, we do place greater emphasis on incentive and variable forms of compensation for executives with more significant responsibilities, reflecting their greater capacity to affect our performance and results.

Base Salaries

At the time an executive officer is first hired, his or her base salary generally is established through individual negotiations between us and the executive officer, taking into account judgments as to the executive officer’s qualifications, experience, responsibilities, prior salary, internal pay equity considerations and market factors. In connection with hiring Ms. Holt and Mr. Way during 2014, we negotiated initial annual base salaries with these executives of $500,000 and $290,000, respectively.

The compensation committee annually reviews the base salaries of our executive officers near the end of each year and bases any adjustments for the following year on merit and market considerations. Merit-based adjustments primarily reflect a subjective assessment of an individual’s performance. Any market-based adjustments reflect an assessment of the competitive positioning of an individual’s salary with comparable positions in the market based on market data provided to the compensation committee by the compensation consultant and other market surveys the compensation committee might use.

Name	2014 Actual Salary Amount ($)		2014 Actual Incentive Amount ($)		2014 Total Cash Compensation Amount ($)		Market 50th Percentile Total Cash Compensation ($)
Victoria M. Holt (1)	500,000		441,800		941,800		806,000
John A. Way (1)	290,000		192,183		482,183		430,000
John R. Judd	263,500		175,383		438,883		430,000
Donald G. Krantz	276,382		183,980		460,362		488,000
Jacqueline D. Schneider	251,169		168,396		419,565		449,000
John B. Tumelty	219,103	(2)	27,388	(2)(3)	246,491	(2)	279,990	(2)

(1)

Ms. Holt and Mr. Way both commenced their employment with us during 2014. Salary and annual incentive amounts in the table above have been annualized for Ms. Holt and Mr. Way to facilitate comparison to the 50th percentile for our peer group.

(2)	Amount is converted from British pounds sterling into U.S. dollars using an exchange rate of £1 = $1.647 based on the average of the exchange rates at the end of each month during 2014.

(3)	Includes the amount of the discretionary cash bonus awarded to Mr. Tumelty for 2014 discussed below.

Dr. Krantz’s annual base salary for 2014 increased to $278,000 from $265,000 for 2013 as a result of a merit-based increase based on his contributions to our company and our company’s overall success in 2013 and expected success in 2014. Ms. Schneider’s annual base salary for 2014 increased to $255,000 from $222,000 for 2013 as a result of a merit-based increase as well as a market-based increase intended to have her base salary approximate the median of our peer group. Mr. Tumelty’s annual base salary for 2014 increased to £133,000 from £121,000 in 2013 as a result of a merit-based increase based on our strong performance in the European Union, or E.U., the region for which he is primarily responsible, during 2013, as well as a market-based increase intended to ensure we provide Mr. Tumelty competitive compensation in a region that we believe is important to our success and where competition for talent is intense.

Annual Incentive Program

2014 Annual Incentive Program

All of our employees, other than commissioned salespeople, participate in our annual incentive program. Our 2014 annual incentive program provided that payouts would be a function of two metrics:

●

Revenue growth, calculated without regard to foreign currency exchange rates or the results of operations of FineLine Prototyping, Inc., or FineLine, which we acquired in April 2014. We refer to this aspect of the annual incentive program as the revenue factor.

●

Adjusted operating income margin, calculated without regard to foreign currency exchange rates or the results of operations of FineLine. We refer to this aspect of the annual incentive program as the AOI threshold.

For purposes of calculating annual incentives, AOI is defined as operating income before stock-based compensation expense as a percentage of revenue. Revenue growth and AOI were selected as the primary financial objectives that would determine the size of 2014 annual incentive payouts because our primary objective continues to be to grow our company.

In structuring the 2014 annual incentive program, the compensation committee approved 2014 revenue and AOI for our company as a whole and for each of our major geographic business units (the United States, the European Union and Japan). Including business unit performance objectives enables us to tailor annual incentive opportunities so as to reward each executive officer for the performance of those portion(s) of our company for which the officer had the most direct responsibility. All of our named executive officers other than Mr. Tumelty had revenue goals based on our consolidated results. Mr. Tumelty’s annual incentive compensation for 2014 was based on our operating results in the E.U., the region for which he is primarily responsible.

Unlike 2013, our annual incentive program for 2014 did not include a strategic objectives component that, in 2013, could increase or decrease the payout amounts based on the compensation committee’s evaluation of our achievement of certain strategic goals that were not directly related to short-term revenue or income generation. The strategic objectives component in our 2013 annual incentive program was the first time in our history our annual incentive program included such a component. The compensation committee eliminated this component for 2014 in light of our historical practices and because the committee believed our primary goals of revenue growth with a reasonable level of profitability were sufficiently captured by the program’s collective application of the revenue factor and the AOI threshold.

A target payout expressed as a percentage of annual base salary is established for each named executive officer annually. For 2014, their target payout percentages were as follows:

Name	Target Payout as % of 2014 Salary
Victoria M. Holt	100%
Bradley A. Cleveland	n/a(1)
John A. Way	75%
John R. Judd	75%
Donald G. Krantz	75%
Jacqueline D. Schneider	75%
John B. Tumelty	50%

(1)

Ms. Holt replaced Mr. Cleveland as our CEO prior to the time the compensation committee established annual incentive target payouts for 2014, and therefore no target payout was established for Mr. Cleveland for the year.

Ms. Holt’s and Mr. Way’s target payouts were established in connection with negotiating their initial terms of employment. The target payout percentages for the other named executives remained unchanged from the 2013 percentages in light of the compensation committee’s determination that the target percentages from 2013 remained competitive.

The payout is zero for 2014 revenue below specified threshold amounts for our company as a whole and each of its business units, is 50% at those threshold amounts, and increases (with no maximum) in amounts specified by the compensation committee to the degree revenue exceeds the respective threshold amounts. The revenue factor is 100% at targeted revenue growth on a consolidated basis or for each region, as applicable, for each individual.

For 2014, the compensation committee approved the following thresholds and targets for the revenue factor. The threshold and target amounts in the table below were established before our acquisition of FineLine in April 2014.

Objective	2014 Threshold Growth	2014 Threshold Amount	2014 Target Growth	2014 Target Growth
Consolidated Revenue Growth	12.5%	$183.39M	25%	$203.66M
E.U. Revenue Growth	14%	£22.93M	28%	£25.74M

The following table summarizes our actual performance during 2014 and the related payout factors:

Objective	Actual Performance(1)	Final Payout Factor
Consolidated Revenue(2)	$198.90	88.36	%(3)
E.U. Revenue(4)	£22.79	0.00%

(1)	Our actual performance is equal to our 2014 revenue without regard to foreign exchange rate fluctuation or the results of operations of FineLine.

(2)

For consolidated revenue performance between threshold and target, the payout factor would increase proportionately between 50% and 100%, or about 2.5 percentage points for each $1 million in additional consolidated revenue. For revenue performance above target, the payout factor would similarly increase by 2.5 percentage points for each $1 million in additional revenue, with no maximum payout specified.

(3)

The final payout factor represents the percentage of the target payout that would be made based on the actual company-wide revenue for 2014, without regard to foreign exchange rates or the results of operations of FineLine. Each named executive officer other than Mr. Tumelty received an incentive of approximately 3.2% less based on base salary than they would have received had exchange rate fluctuations been included in the revenue factor.

(4)

For E.U. revenue performance between threshold and target, the payout factor would increase proportionately between 50% and 100%, or about 17.8 percentage points for each £1 million in additional E.U. revenue. For revenue performance above target, the payout factor would similarly increase by 17.8 percentage points for each £1 million in additional revenue, with no maximum payout specified.

For 2014, we implemented a threshold level of AOI that, if met, resulted in the full incentive payout being made to each executive as determined using the revenue factor. The threshold level of company-wide consolidated AOI for 2014 was 27%. For 2014, our company-wide AOI was 31.9%. As a result, our named executive officers compensated based on our consolidated results earned the incentive payments as calculated based on the revenue factor. We eliminated the sliding scale AOI matrix that historically adjusted payout amounts between 0% and 100% of the amount determined based on the revenue factor because of the significant revenue growth required to meet the 2014 target amount and the primary importance of revenue growth to our company, which the compensation committee believed should require a baseline level of profitability rather than a sliding scale that could reduce compensation even if we achieve reasonable profitability and strong revenue growth for the year.

Discretionary Cash Bonus

As discussed above, Mr. Tumelty did not earn a payout under our 2014 annual incentive program due to our failure to achieve the 14% threshold revenue growth in the E.U. Our 2014 revenue growth rate of 13.3% in the E.U. followed our extraordinarily strong revenue growth rate of approximately 42% in the E.U. during 2013, resulting in a two-year compound annual growth rate of 26.7%. In light of the fact that our 2014 E.U. revenue growth only slightly missed the revenue factor threshold, and in recognition of our strong two-year performance in the E.U., we granted all of our E.U. employees who participated in our 2014 annual incentive program a discretionary cash bonus equal to 25% of the employees’ target incentive payouts for 2014. Our compensation committee, after discussing the appropriateness of a zero payout or a modest discretionary bonus, approved a discretionary cash bonus for Mr. Tumelty for 2014 calculated in the same manner as the bonuses awarded to our other E.U. employees.

Changes for 2015 Annual Incentive Program

The 2015 annual incentive program also provides that the leaders of our Americas, E.U. and Japanese units will be based 65 percent on how the leader’s respective region performs and 35 percent based on our global performance. Historically, the leaders of our major geographic business units received annual incentive compensation based solely on the performance of their respective unit. The change made for the 2015 program reflects the global nature of most of our support functions and resources and the need for our company to consider our global organization when making decisions with respect to each region to optimize the long-term success of our company.

Long-Term Equity-Based Compensation

Annual Equity Grants

The long-term incentive portion of our executive compensation program historically has taken the form of annual equity grants that have five-year annual ratable vesting periods. The five-year vesting period is longer than the vesting period used by most companies in our peer group. However, the Compensation Committee believes that a longer vesting period is more closely aligned with the creation of long-term shareholder value and assists in the retention of key executives. Further, the committee understands that none of the companies in our peer group have the same business model of financial performance as our company.

We generally have not utilized a formulaic approach to determine the size of individual equity awards to our executives. Instead, our compensation committee generally has determined the size of individual grants using its collective business judgment and experience, taking into account factors such as the role and responsibility of the individual executive, the size and value of the unvested portion of existing equity awards and of existing holdings of our common stock, an evaluation of the expected and actual performance of each executive, internal pay equity considerations and market factors. The size of equity awards granted to our executives is inherently subjective in light of the discretion granted to the compensation committee and the various factors the committee considers when granting equity awards.

The annual equity grants made to our named executive officers for 2014 were granted in February 2014 and were as follows:

Name	Grant Date Fair Value	Number of RSUs	Number of Shares Subject to Stock Option
John R. Judd	$500,416	2,230	8,160
Donald G. Krantz	$500,416	2,230	8,160
Jacqueline D. Schneider	$500,416	2,230	8,160
John B. Tumelty	$750,424	3,345	12,235

The Compensation Committee awarded a higher level grant to John Tumelty as a reward for delivering extraordinarily strong performance in the E.U. with revenue growth of approximately 42% during 2013.

Beginning in 2014, we modified our historic practice of granting equity compensation only in the form of stock options and granted awards in the form of stock options and time-based restricted stock units, or RSUs. Sixty-five percent of the annual equity awards we granted in 2014 were made in the form of stock options, based on the Black-Scholes value of the options on the grant date, and thirty-five percent were made in the form of RSUs, based on the closing price of the stock on the date of grant. The compensation committee decided to begin granting a portion of our annual equity awards in the form of RSUs for the following reasons:

●

To more directly align the interests of our shareholders and our executive officers by ensuring that fluctuations in our stock price affect the value of the compensation paid to our executive officers in the same manner and to the same extent as our shareholders;

●

To mitigate the incentive our executive officers have to take excessive risks because, unlike stock options, RSUs provide value to the recipient regardless of whether our stock appreciates above a certain price (i.e., the exercise price of a stock option);

●

To mitigate the potential dilution that our executive compensation program has on our shareholders by providing equity compensation to our executive officers in a manner that could result in the issuance of fewer shares; and

●	To be competitive with comparable companies, many of which grant restricted stock or restricted stock units in addition to or in lieu of stock options.

During 2014, the compensation committee also discussed the use of performance vesting in addition to time vesting for awards. The compensation committee decided to retain time based vesting for the 2014 grants due to challenges with determining appropriate metrics that were not duplicative with our annual incentive plan, and potential goal setting changes that could create a disconnect between pay and performance.

Special Equity Grants

In addition to annual equity awards, we historically have granted equity awards in connection with an individual’s initial employment with us, upon promotions or other changes in responsibilities, in recognition of significant achievements and generally when it believed that the number of unvested option shares held by a key employee was insufficient to constitute an effective retention tool. These additional equity awards are made outside our typical annual grant cycle, and are subject to our equity award approval policy summarized below in “Other Compensation and Equity-Related Policies—Equity Award Approval Policy” below.

In connection with hiring Ms. Holt, we granted her an initial equity award of 12,728 shares of restricted stock with a grant date fair value of $1,000,294.  The restricted stock award was an inducement for Ms. Holt to accept our offer of employment and a building block for her equity ownership in our company. Ms. Holt’s initial restricted stock award vests ratably in four annual installments, subject to her continued employment with us, and the vesting accelerates under certain circumstances described below in “Potential Payments Upon Termination or Change in Control.” Ms. Holt’s initial restricted stock grant has a four-year vesting period to align the vesting period with what we believe is a more common market practice than our typical five-year vesting period for annual equity awards.

In connection with hiring Mr. Way, we granted him an initial equity award in the form of stock options with a grant date fair value of $200,058 and RSUs with a grant date fair value of $200,022. The number of shares awarded under the stock option grant was 6,520 and was determined using the estimated fair value of the award calculated using the Black-Scholes model with an exercise price of $62.90 per share, which is equal to the closing price of our common stock on the grant date. The number of shares awarded under the RSU grant was 3,180 and was determined by dividing $200,000 by the closing price of our common stock on the grant date and rounding to the nearest whole share. Mr. Way’s initial equity award vests on our typical five-year vesting schedule.

Other Executive Benefits

Our named executive officers generally receive health and welfare benefits under the same programs and subject to the same terms as our other salaried employees. These benefits include medical, dental and vision benefits, short- and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance. Our named executive officers are also eligible to participate in our 401(k) retirement plan, under which our company provides a matching contribution in an amount equal to 100% of the first 3% of compensation contributed by a participant and 50% of the next 2% of compensation contributed.

Similarly, other benefits or perquisites provided on occasion to our named executive officers are also available to our salaried employees generally, such as reimbursement of spousal travel costs in connection with extended overseas assignments and withholding taxes associated with discretionary bonuses. We also provide supplemental benefits to our executive officers who are based outside of the United States as part of compensation packages that are intended to be competitive in the respective local markets.

Severance and Change in Control Benefits

In connection with hiring Ms. Holt and Mr. Way, we entered into agreements with each of them in recognition of the need to provide the executive certain protection if the executive’s employment with us is involuntarily terminated without “cause” or terminated by the executive for “good reason,” including in connection with a change in control of our company. The agreements provide Ms. Holt and Mr. Way certain cash payments based on the executive’s base salary and target annual incentive payments and to continuation of certain benefits following termination. We believe this protection was necessary to induce the executive to forego other employment opportunities and assume a critical position in our organization. We also believe the change-in-control-related benefits are beneficial to our shareholders by encouraging Ms. Holt and Mr. Way to remain focused on shareholders’ interests in the face of a potential change in control, and the benefits promote stable leadership during a possible transition period.

In June 2011, we entered into an employment agreement with Mr. Judd, which provides him certain protection if his employment should be involuntarily terminated without cause or terminated by him for “good reason” after a change in control of our company. We entered into this agreement for the same reasons we entered into agreements provided for severance benefits to Ms. Holt and Mr. Way.

During 2013, we entered into severance agreements with our executive officers other than Mr. Cleveland and Mr. Judd. Pursuant to these severance agreements, if the executive officer’s employment is terminated by us without “cause” or if the executive voluntary resigns for “good reason,” the executive officer will be entitled to certain cash payments based on the executive’s base salary and the annual incentive payment the executive would have received for the calendar year in which the termination date occurs assuming the executive remained employed through the date executive would have otherwise earned the payment and to a 12-month continuation of certain benefits following termination. In addition, notwithstanding any language in any stock option agreement under the LTIP to the contrary, a pro rata portion, as calculated in the severance agreement, of the unvested options to purchase shares of our stock held by such executive officer that are scheduled to vest on the next anniversary date will vest. An executive officer’s receipt of these severance pay and benefits will be conditioned on such executive’s execution of a release of claims against our company. We entered into these severance agreements because we believe they are a common protection for executives of similar companies that facilitate stability among our management team.

For a summary of the material terms and conditions of our agreements with the named executive officers providing for payments in connection with termination of employment and changes in control of our company, see “Potential Payments Upon Termination or Change in Control.”

Our existing stock option award agreements under our 2000 Stock Option Plan (the “2000 Plan”) generally provide for accelerated vesting and exercisability of awards if an executive officer’s employment terminates due to death or disability, or upon a change in control of our company. The choice of “single trigger” acceleration upon a change in control reflects the belief that in the context of a privately held company, which we were at the time this plan was adopted, such arrangements would help ensure that executive officers would be effectively incented to obtain the highest value possible in a change in control transaction and be subject to a strong retention device during the uncertain times preceding the transaction.

The award agreements under the LTIP provide for “double trigger” acceleration of vesting and exercisability of stock options in connection with a change in control, meaning that both a change in control and either a failure to continue, assume or replace outstanding awards or a termination of employment are necessary before acceleration will occur. The compensation committee believes that the double trigger structure avoids an unintended windfall to executives who retain their employment and their equity awards in the event of a friendly change in control, but still provides them appropriate incentives to cooperate in negotiating any change in control in which they believe they could lose their jobs.

Summary Compensation Table

The following table summarizes the compensation provided to or earned by our named executive officers during our three most recently completed fiscal years:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Victoria M. Holt,	2014	436,539	—	1,000,294	—	385,725	71,652	1,894,210
President and Chief Executive Officer (4)

Bradley A. Cleveland,	2014	39,231	—	50,019(5)	50,001(5)	—	—	139,251
Former Chief Executive Officer	2013	270,000	—	—	—	508,433	—	778,433
	2012	241,084	—	—	—	200,919	—	442,003

John A. Way,	2014	16,731	—	200,022	200,058	11,087	—	427,898
Chief Financial Officer (6)

John R. Judd,	2014	263,500	—	175,256	325,160	175,383	10,200	949,499
Former Chief Financial Officer	2013	252,000	—	—	400,000	237,595	—	889,595
	2012	240,000	75,000	—	216,000	111,120	10,000	652,120

Donald G. Krantz,	2014	276,382	—	175,256	325,160	183,980	10,677	971,455
Executive Vice President	2013	265,000	—	—	400,000	248,408	—	913,408
and Technology Officer	2012	229,215	—	—	216,000	106,127	2,453	553,795

Jacqueline D. Schneider	2014	251,169	—	175,256	325,160	168,396	10,200	930,181
Vice President of Global Sales	2013	222,000	—	—	400,000	208,716	—	830,716

John B. Tumelty (7)	2014	219,103	27,388	262,884	487,540	—	24,413	1,021,328
Vice President/General Manager and Managing Director – EMEA	2013	199,335	—	—	400,000	170,361(7)	15,650	785,346

(1)

Amounts shown in this column represent the grant date fair values computed in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC 718) utilizing the assumptions discussed in Note 12 to our Consolidated Financial Statements for the year ended December 31, 2014 contained in our Annual Report on Form 10-K for the year ended December 31, 2014, and disregarding the effects of any estimates of forfeitures related to service-based vesting.

(2)	Amounts shown in this column represent amounts earned under our annual incentive program.

(3)

Amounts shown in this column for all named executive officers other than Ms. Holt and Mr. Tumelty for 2014 include company contributions to our 401(k) retirement plan. The amount for Ms. Holt for 2014 includes $64,758 for payment of Ms. Holt’s relocation expenses in connection with the commencement of her employment with us and $6,894 for company contributions to our 401(k) retirement plan. The amount for Mr. Tumelty for 2014 includes $15,650 for company contributions into a U.K. retirement plan and amounts paid to him as a vehicle allowance.

(4)	We hired Ms. Holt as our Chief Executive Officer on February 6, 2014.

(5)

Mr. Cleveland’s RSU and option awards for 2014 were made pursuant to our 2014 non-employee director compensation program. We historically did not grant equity awards to Mr. Cleveland for his service as an executive officer given the ownership interest he otherwise had in our company.

(6)	We hired Mr. Way as our Chief Financial Officer on December 1, 2014.

(7)	Mr. Tumelty’s cash and other compensation for 2013 and 2014 was paid in British pounds sterling and is converted into U.S. dollars in the table above using an exchange rate of £1 = $1.647.

Grants of Plan-Based Awards

The following table summarizes the grants of plan-based awards made to our named executive officers during the year ended December 31, 2014:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Compensation Committee Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Victoria M. Holt (4)			218,270	436,539	n/a
	2/13/14	2/5/14				12,728			1,000,294

Bradley A. Cleveland (5)	5/20/14	4/24/14				798			50,019
	5/20/14	4/24/14					1,731	62.68	50,001

John A. Way (4)			6,274	12,549	n/a
	12/1/14	11/21/14				3,180			200,022
	12/1/14	11/21/14					6,520	62.90	200,058

John R. Judd			99,375	198,750	n/a
	2/13/14	2/12/14				2,230			175,256
	2/13/14	2/12/14					8,160	78.59	325,160

Donald G. Krantz			104,250	208,500	n/a
	2/13/14	2/12/14				2,230			175,256
	2/13/14	2/12/14					8,160	78.59	325,160

Jacqueline D. Schneider			95,625	191,250	n/a
	2/13/14	2/12/14				2,230			175,256
	2/13/14	2/12/14					8,160	78.59	325,160

John B. Tumelty			54,776(6)	109,552(6)	n/a
	2/13/14	2/12/14				3,345			262,884
	2/13/14	2/12/14					12,235	78.59	487,540

(1)

The compensation committee approved Mr. Way’s compensation, including his initial equity grant, prior to the commencement of his employment with us, effective as the first day of his employment with us. In accordance with the terms of our equity grant timing policy, the restricted stock, RSU and stock option grants to our named executive officers identified in the “All Other Stock Awards” and “All Other Option Awards” columns of this table were granted effective as of the end of the second trading day following the public release of our financial results for the fourth quarter of 2014, even though the compensation committee approved the grants on an earlier date.

(2)

As discussed above in “Compensation Discussion and Analysis – Elements of Executive Compensation – Annual Incentive Program,” amounts paid under our annual incentive program for 2014 were based in part on our revenue growth for the year. If the threshold level of revenue growth or adjusted operating income margin was not achieved for the year, no payment was paid. We also did not impose a maximum amount executive officers could receive under the program to reward their ability to grow the revenue of our company, with appropriate adjusted operating income margins, to the maximum extent possible.

(3)

Amounts shown in this column represent the grant date fair values of stock option awards computed in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC 718) utilizing the assumptions discussed in Note 12 to our Consolidated Financial Statements for the year ended December 31, 2014 contained in our Annual Report on Form 10-K for the year ended December 31, 2014, and disregarding the effects of any estimates of forfeitures related to service-based vesting.

(4)

The threshold and target amounts in the table above reflect that Ms. Holt’s and Mr. Way’s awards pursuant to our annual incentive plan were prorated for the portion of the year during which we employed them.

(5)

Mr. Cleveland’s RSU and option awards for 2014 were made pursuant to our 2014 non-employee director compensation program. Our board of directors approved Mr. Cleveland’s participation in our 2014 non-employee director compensation program on April 24, 2014. On September 1, 2014, in recognition of Mr. Cleveland’s contributions to our company, we accelerated the vesting of these equity awards to vest in full on that date in connection with Mr. Cleveland’s resignation as a director of our company for health reasons. Mr. Cleveland retired prior to the time the compensation committee granted annual incentive awards for 2014, and therefore Mr. Cleveland did not receive a non-equity incentive plan award for 2014.

(6)	Amount is converted from British pounds sterling into U.S. dollars using an exchange rate of £1 = $1.647 based on the average of the exchange rates at the end of each month during 2014.

Victoria M. Holt Employment Agreement

In connection with hiring Ms. Holt, we entered into an employment agreement with her. Ms. Holt’s employment agreement establishes her initial annual base salary at $500,000 and provides that her annual cash incentive target payout will be 100% of her annual base salary. Her employment agreement also provides that the value of her annual equity grant is expected to be $800,000 for each year during the term of the employment agreement, as measured on the date of grant and based on the board’s assessment of our company’s performance against Ms. Holt’s and our company’s performance objectives. We also granted Ms. Holt an initial equity award of 12,728 shares of restricted stock with a grant date fair value of $1,000,294 in connection with the commencement of her employment with us.

Outstanding Equity Awards at 2014 Year-End

The following table provides information on each named executive officer’s outstanding equity awards as of December 31, 2014, the last day of our most recent fiscal year.

	Option Awards					Stock Awards
Name	Option Grant Date (1)	Number ofSecurities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Victoria M. Holt						12,728 (3)	854,812
Bradley A. Cleveland	n/a	n/a	n/a	n/a	n/a	n/a	n/a
John A. Way	12/01/14	—	6,520	62.90	12/01/24
						3,180 (4)	213,569
John R. Judd
	05/07/12	5,428	8,142	30.58	05/07/22
	02/15/13	3,234	12,936	47.08	02/15/23
	02/13/14	—	8,160	78.59	02/13/24
						2,230 (5)	149,767
Donald G. Krantz
	12/21/10	42,000	21,000	7.86	12/21/20
	05/07/12	5,428	8,142	30.58	05/07/22
	02/15/13	3,234	12,936	47.08	02/15/23
	02/13/14	--	8,160	78.59	02/13/24
						2,230 (5)	149,767
Jacqueline D. Schneider
	4/28/09	7,000	—	5.56	04/28/19
	12/21/10	14,000	14,000	7.86	12/21/20
	05/07/12	4,428	8,142	30.58	05/07/22
	02/15/13	3,234	12,936	47.08	02/15/23
	02/13/14	—	8,160	78.59	02/13/24
						2,230 (5)	149,767
John B. Tumelty
	12/21/10	21,000	21,000	7.86	12/21/20
	05/07/12	2,714	8,142	30.58	05/07/22
	02/15/13	3,234	12,936	47.08	02/15/23
	02/13/14	—	12,235	78.59	02/13/24
						3,345 (5)	224,650

(1)	The option awards vest as to 20% of the shares subject to each award on each of the first five anniversaries of the grant date.

(2)	Based on the $67.16 per share closing price of our common stock on the NYSE on December 31, 2014.

(3)	The restricted shares vest as to 25% of the shares on each of February 13, 2015, 2016, 2017, and 2018.

(4)	The restricted stock units vest as to 20% of the shares subject to the units on each of December 1, 2015, 2016, 2017, 2018 and 2019.

(5)	The restricted stock units vest as to 20% of the shares subject to the units on each of February 13, 2015, 2016, 2017, 2018 and 2019.

Option Exercises and Stock Vested in 2014

The following table summarizes the value realized by our named executive officers on option awards exercised and restricted stock units vested during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Victoria M. Holt	—	—	—	—
Bradley A. Cleveland	1,731	13,311	798	61,047
John A. Way	—	—	—	—
John R. Judd	75,000	4,569,750	—	—
Donald G. Krantz	—	—	—	—
Jacqueline D. Schneider	14,000	1,092,560	—	—
John B. Tumelty	4,464	226,400	—	—

(1)

The value realized on exercise is calculated as the difference between the closing price of our common stock on the date of exercise as reported by the New York Stock Exchange for the number of shares acquired upon exercise and the applicable exercise price for those options.

(2)	The value realized on vesting is calculated by multiplying the number of shares vested by closing price of our common stock on the vesting date as reported by the New York Stock Exchange.

Pension Benefits

We do not offer any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

Below is a description of the agreements, plans and arrangements providing for payments or benefits to our named executive officers upon termination of employment or in connection with a change in control of our company.

Victoria M. Holt Employment Agreement

Pursuant to our employment agreement with Ms. Holt, if we voluntarily terminate her employment without “cause” (and other than as a result of her disability) or if she resigns for “good reason,” each as defined in the employment agreement, provided that Ms. Holt complies with certain conditions (including execution of a general waiver and release of claims), then she will be entitled to the benefits summarized below.

If Ms. Holt’s employment with us terminates during the term of her employment agreement and prior to any change in control (as defined in the employment agreement) or following any 18-month period following a change in control, which we refer to as the transition period, and if the termination is without cause (other than as a result of death or disability) or for good reason, which we refer to as a qualifying termination, then, subject to certain conditions:

●

we will pay Ms. Holt an amount equal to one times her annualized base salary in substantially equal installments in accordance with our regular payroll practices over the 12-month period immediately following the termination date, subject to limited exceptions;

●	we will pay Ms. Holt an amount equal to one times her target annual cash incentive payment for the calendar year in which her employment with us terminates, payable in a lump sum;

●	we will pay our share of premiums due for Ms. Holt and her eligible dependents for the first 12 months of coverage under COBRA if elected by Ms. Holt; and

●

if Ms. Holt has any unvested equity-based awards as of the termination date, a pro rata portion of any unvested awards scheduled to vest on the next anniversary of the grant date will vest immediately.

If a change in control occurs during the term of her employment agreement and Ms. Holt’s termination date occurs upon a change in control during the transition period, and if the termination is a qualifying termination, then, subject to certain conditions:

●

we will pay Ms. Holt an amount equal to two times her annualized base salary in substantially equal installments in accordance with our regular payroll practices over the 12-month period immediately following the termination date, subject to limited exceptions;

●	we will pay Ms. Holt an amount equal to two times her target annual cash incentive payment for the calendar year in which her employment with us terminates, payable in a lump sum;

●	we will pay our share of premiums due for Ms. Holt and her eligible dependents for the first 18 months of coverage under COBRA if elected by Ms. Holt; and

●	if Ms. Holt has any unvested equity-based awards as of the termination date, all such unvested awards will vest immediately on Ms. Holt’s termination date.

If Ms. Holt’s termination date occurs during the term of the employment agreement and within 90 days prior to a change in control, and if the termination is a qualifying termination and Ms. Holt reasonably demonstrates within 30 days after the change in control that the qualifying termination arose in connection with or in anticipation of the change in control, then, in addition to the compensation Ms. Holt otherwise is entitled to receive in connection with a qualifying termination, we will:

●	pay Ms. Holt an amount equal to one times her annualized base salary, payable in a lump sum;

●	pay Ms. Holt an amount equal to one times her target annual cash incentive payment for the calendar year in which her employment with us terminates, payable in a lump sum;

●	pay our share of premiums due for Ms. Holt and her eligible dependents for the first six months of coverage under COBRA if elected by Ms. Holt; and

●	pay Ms. Holt an amount equal to the value of any unvested equity-based awards held by her as of the termination date that were forfeited as of the termination date.

If Ms. Holt’s employment with us is terminated due to her death or disability, then, in addition to payment of accrued but unpaid salary and benefits, Ms. Holt will be entitled to receive a pro rata portion of her target annual cash incentive award for the then-current year based on the portion of the year she was employed by us prior to termination.

John A. Way Severance Agreement

In connection with Mr. Way’s hiring, we entered into a severance agreement with him providing that if we voluntarily terminate his employment without “cause” (and other than as a result of his disability) or if he resigns for “good reason,” each as defined in the severance agreement, provided that Mr. Way complies with certain conditions (including execution of a general waiver and release of claims), then he will be entitled to the benefits summarized below.

If Mr. Way’s employment with us terminates at a time other than during the transition period, and if the termination is a qualifying termination, then, subject to certain conditions:

●

we will pay Mr. Way an amount equal to his annualized base salary in substantially equal installments in accordance with our regular payroll practices over the 12-month period immediately following the termination date, subject to limited exceptions;

●	we will pay Mr. Way a pro rata cash incentive payment amount, payable in a lump sum;

●	we will pay our share of premiums due for Mr. Way and his eligible dependents for the first 12 months of coverage under COBRA; and

●	if Mr. Way has any unvested equity-based awards as of the termination date, a pro rata portion of any unvested awards scheduled to vest on the next anniversary of the grant date will vest immediately.

If Mr. Way’s termination date occurs upon a change in control or during the transition period, and if the termination is a qualifying termination, then, subject to certain conditions:

●

we will pay Mr. Way an amount equal to his annualized base salary in substantially equal installments in accordance with our regular payroll practices over the 12-month period immediately following the termination date, subject to limited exceptions;

●

we will pay Mr. Way an amount equal to the sum of (i) his target annual cash incentive payment for the calendar year in which his employment with us terminates plus (ii) a pro rata cash incentive payment amount, payable in a lump sum;

●	we will pay our share of premiums due for Mr. Way and his eligible dependents for the first 12 months of coverage under COBRA; and

●	if Mr. Way has any unvested equity-based awards as of the termination date, all such unvested awards will vest immediately on Mr. Way’s termination date.

If Mr. Way’s termination date occurs within 90 days prior to a change in control, and if the termination is a qualifying termination and Mr. Way reasonably demonstrates within 30 days after the change in control that the qualifying termination arose in connection with or in anticipation of the change in control, then, in addition to the compensation Mr. Way otherwise is entitled to receive in connection with a qualifying termination, we will:

●	pay Mr. Way an amount equal to his target annual cash incentive payment for the calendar year in which his employment with us terminates, payable in a lump sum; and

●	pay Mr. Way an amount equal to the value of any unvested equity-based awards held by him as of the termination date that were forfeited as of the termination date.

John Judd Employment Agreement

In June 2012, we renewed the employment agreement with Mr. Judd, our CFO at that time. Mr. Judd retired in January 2015. Mr. Judd’s agreement provided that if, within 18 months after a change in control of our company, we terminated Mr. Judd’s employment without cause, or Mr. Judd terminated his employment for “good reason,” then he would be entitled to severance benefits so long as he complied with an ongoing confidentiality obligation and a two-year non-competition obligation. The severance benefits available to Mr. Judd consist of:

●

a lump sum cash payment in an amount equal to his annual base salary in effect immediately prior to the change in control plus his target annual incentive payment for the year in which the change in control occurs; and

●

our continued payment for 12 months after such termination of the employer’s portion of the premiums for group health plan coverage for Mr. Judd and his dependents if he elects continued COBRA coverage under our plan.

Other Severance Agreements

In February 2013, we entered into severance agreements with certain of our executive officers located in the United States, except we did not enter into a severance agreement with Mr. Cleveland, our CEO at the time, Mr. Judd, our CFO at the time, or Mr. Lukis, our Chairman and Chief Technology Officer at the time. In addition, in March 2013 we entered into a severance agreement with Mr. Tumelty, our executive officer in the United Kingdom. Under these agreements, if the executive officer’s employment is terminated by us without cause or if the executive voluntary resigns for good reason (both as defined in the severance agreement), the executive officer will be entitled to the following severance pay and benefits: (i) a cash payment equal to one times the executive officer’s annualized base salary generally payable in substantially equal installments in accordance with our regular payroll practices over a 12-month period; (ii) a pro rata cash incentive payment amount calculated in accordance with the severance agreement payable in a lump sum and (iii) continuation of certain benefits pursuant to COBRA for 12 months. In addition, notwithstanding any language in any stock option agreement under the LTIP or in the LTIP to the contrary, a pro rata portion, as calculated in the severance agreement, of the unvested options to purchase shares of our stock held by such executive officer that are scheduled to vest on the next anniversary date will vest. An executive officer’s receipt of these severance pay and benefits will be conditioned on such executive’s execution of a release of claims against our company.

2000 Plan

Under the 2000 Plan and the option award agreements under that plan, upon the death or disability of a named executive officer, all outstanding options vest in full, and the options remain exercisable until the earlier of (1) one year after the date employment ends or (2) the expiration date of the option. If employment ends for a reason other than death or disability, the then currently vested and exercisable portion of an option will remain exercisable until the earlier of (1) three months after the date employment ends or (2) the expiration date of the option, and may be exercised to the extent it was exercisable at or before employment ended.

The 2000 Plan provides that stock option awards may become fully vested and exercisable upon the occurrence of a change in control of our company, as defined in the 2000 Plan, if provided in the award agreement or by the compensation committee. Generally, stock option award agreements under our 2000 Plan provide that option awards to employees will become fully vested and exercisable upon the occurrence of a change in control of our company. The 2000 Plan also provides our compensation committee with the discretion to cancel some or all outstanding stock options in connection with a change in control that does not involve a change in the majority of the members of our board of directors, and pay each holder of a canceled option an amount in cash equal to the excess of the fair market value of the shares subject to the option immediately prior to the change in control over the aggregate exercise price of the shares subject to the option, which we refer to as the “option spread.” In addition, in the event of a merger, consolidation or statutory share exchange involving our company, a sale of substantially all of its assets, or its liquidation or dissolution, any of which are referred to as an “event,” then our compensation committee will have the discretion to declare, prior to the event, that the exercisability of all options will be accelerated prior to the event and that all options will be canceled at the time of the event. The compensation committee may also, in such circumstances, pay each holder of a canceled option an amount in cash equal to the option spread, calculated using the value of the per share proceeds to be received by our shareholders upon the occurrence of the event. Alternatively, if the event is a merger, consolidation or statutory share exchange, our compensation committee may act to protect outstanding options by substituting for them either options to purchase voting common stock of the surviving corporation (or its parent) or voting common stock of the surviving corporation (or its parent) that have a fair market value equal to the option spread, calculated using the value of the per share proceeds to be received by our shareholders upon the occurrence of the event.

The 2000 Plan provides that in the event any payments or benefits provided under our 2000 Plan taken together with other payments an individual may receive in connection with a change in control may constitute a “parachute payment” under Section 280G of the Internal Revenue Code, such payments or benefits may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that the excise tax imposed under Section 4999 of the Internal Revenue Code is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

LTIP

Under the LTIP, upon termination for cause, all unvested awards and all unexercised stock options and SARs will be forfeited. Upon termination due to death or disability, any unvested portion of an award will immediately become vested and exercisable in full and options and SARs will remain exercisable for twelve months after the date of termination. Upon termination for any other reason, the then currently vested and exercisable portion of any option or SAR will remain exercisable for three months after termination (unless the participant dies during that three-month period, in which case the post-termination exercise period will be extended to twelve months). Any post-termination exercise period may, however, be extended by the compensation committee if the issuance of shares upon such exercise would then violate applicable registration requirements under the Securities Act. Any such post-termination exercise period may not, however, extend beyond the expiration date of any option or SAR. After giving effect to any accelerated vesting as provided above, all unvested and unexercisable portions of outstanding awards will be forfeited in connection with a termination of service.

Under the LTIP, unless otherwise provided in an award agreement, if a change in control, as defined in the LTIP, occurs that involves a sale of all or substantially all of our assets or a merger, consolidation, reorganization or statutory share exchange involving our company, our board of directors or compensation committee are to take one or more of the following actions with respect to outstanding awards under the LTIP:

●	Arrange for the surviving or successor entity to continue, assume or replace some or all of the outstanding awards under the LTIP.

●

Accelerate the vesting and exercisability of outstanding awards prior to and conditioned upon the occurrence of the event and provide that unexercised options and SARs will be terminated at the effective time of the event.

●

Cancel any outstanding award in exchange for payment to the holder of the amount of the consideration that would have been received in the event for the number of shares subject to the award, less the aggregate exercise price (if any) of the award.

●

Provide that if an award is continued, assumed or replaced in connection with such an event and if within 18 months after the event a participant experiences an involuntary termination of service other than for cause, the participant’s outstanding awards will vest in full, will immediately become fully exercisable and will remain exercisable for one year following termination.

●	Make certain adjustments to awards as provided in the LTIP.

In the event of a change in control that does not involve a merger, consolidation, reorganization, statutory share exchange or sale of all or substantially all of our company’s assets, our board of directors or compensation committee, in its discretion, may provide (1) that any outstanding award will become fully vested and exercisable upon the change in control or upon the termination of the participant’s service without cause within 18 months after the change in control, (2) that any outstanding option or SAR will remain exercisable during all or some specified portion of its remaining term, or (3) that any outstanding award will be canceled in exchange for payment to the participant of the amount of the consideration that would have been received in the change in control for the number of shares subject to the award less the aggregate exercise price (if any) of the award.

The form of option award agreement approved by the compensation committee for use under the LTIP provides that if, within 12 months of a change in control, an optionee’s employment is involuntarily terminated without cause or the optionee resigns for good reason and if the option or a replacement thereof then remains outstanding, it will immediately become exercisable in full and remain exercisable for one year following termination.

The LTIP provides that in the event any payments or benefits provided under the LTIP taken together with other payments an individual may receive in connection with a change in control may constitute a “parachute payment” under Section 280G of the Internal Revenue Code, such payments or benefits may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that the excise tax imposed under Section 4999 of the Internal Revenue Code is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

Potential Payments

The following table sets forth quantitative information with respect to potential payments to be made to each of the named executive officers or their beneficiaries upon termination in various circumstances, assuming termination on December 31, 2014. In the following table, unless indicated otherwise, all equity is listed at its dollar value as of December 31, 2014 and all stock options are valued based on the difference between $67.16, the closing price for one share of our common stock on the NYSE on December 31, 2014, and the applicable exercise price.

Name	Termination Without Cause or For Good Reason Not During Transition Period or in Anticipation of Change in Control	Termination Without Cause or For Good Reason Upon a Change in Control or During Transition Period (1)(2)	Termination Without Cause or For Good Reason in Anticipation of Change in Control (3)	Death or Disability	Change in Control Without Termination (1)	Retirement
Victoria M. Holt
Base Salary Payment	$500,000	$1,000,000	$1,000,000	—	—	—
Incentive Payment	$500,000	$1,000,000	$1,000,000	$449,315	—	—
Benefits Continuation	$12,168	$18,252	$18,252	—	—	—
Accelerated Restricted Stock Vesting	$192,041	$854,812	$854,812	$854,812	—	—

Bradley A. Cleveland (4)	—	—	—	—	—	—

John A. Way
Base Salary Payment	$290,000	$290,000	$290,000	—	—	—
Incentive Payment	$217,500	$435,000	$435,000	—	—	—
Benefits Continuation	$12,168	$12,168	$12,168	—	—	—
Accelerated Option Vesting	$456	$27,775	$27,775	$27,775	—	—
Accelerated RSU Vesting	$3,627	$213,569	$213,569	$213,569	—	—

John R. Judd (5)
Base Salary Payment	n/a	n/a	n/a	n/a	n/a	—
Incentive Payment	n/a	n/a	n/a	n/a	n/a	—
Benefits Continuation	n/a	n/a	n/a	n/a	n/a	—
Accelerated Option Vesting	n/a	n/a	n/a	n/a	n/a	$114,118
Accelerated RSU Vesting	n/a	n/a	n/a	n/a	n/a	$25,166

Donald G. Krantz
Base Salary Payment	$278,000	$278,000	$278,000	—	—	—
Incentive Payment	$208,500	$208,500	$208,500	—	—	—
Benefits Continuation	$5,760	$5,760	$5,760	—	—	—
Accelerated Option Vesting	$155,302	$1,366,445	$155,302	$1,802,889	$1,245,300	—
Accelerated RSU Vesting	$26,461	$26,461	$26,461	$149,767	—	—

Jacqueline D. Schneider
Base Salary Payment	$255,000	$255,000	$255,000	—	—	—
Incentive Payment	$191,250	$191,250	$191,250	—	—	—
Benefits Continuation	$12,168	$12,168	$12,168	—	—	—
Accelerated Option Vesting	$143,916	$951,345	$143,916	$1,387,789	$830,200	—
Accelerated RSU Vesting	$26,461	$26,461	$26,461	$149,767	—	—

John B. Tumelty (6)
Base Salary Payment	$207,299	$207,299	$207,299	—	—	—
Incentive Payment	$103,650	$103,650	$103,650	—	—	—
Benefits Continuation	$1,560	$1,560	$1,560	—	—	—
Accelerated Option Vesting	$155,302	$1,366,445	$155,302	$1,802,889	$1,245,300	—
Accelerated RSU Vesting	$39,692	$39,692	$39,692	$224,650	—	—

(1)

The stock option award agreements under our 2000 Plan generally provide that option awards will become fully vested and exercisable upon the occurrence of a change in control. The LTIP provides that, in connection with a change in control, we may, among other actions, (i) arrange for the surviving or successor entity to continue, assume or replace outstanding awards under the LTIP, (ii) accelerate the vesting and exercisability of outstanding awards upon the occurrence of the change in control or (iii) cancel outstanding awards in exchange for payment of the amount of consideration that would have been received in the change in control for the number of shares subject to the award, less the aggregate exercise price (if any) of the award. The amounts shown assume assumption of all outstanding awards under the LTIP in connection with a change in control.

(2)

Amounts for Ms. Schneider and Messrs. Krantz and Tumelty in this column for accelerated option vesting and accelerated RSU vesting reflect the value of the awards that would be accelerated in connection with a change in control. The severance agreements with those officers do not include provisions providing for accelerated vesting in the event of termination during a transition period following a change in control.

(3)

Pursuant to agreements between us and Ms. Holt and Mr. Way, Ms. Holt and Mr. Way are entitled to the payments and benefits summarized above if their employment terminates within 90 days prior to a change in control, and if the termination is a without cause or for good reason and the executive reasonably demonstrates within 30 days after the change in control that the qualifying termination arose in connection with or in anticipation of the change in control.

(4)	Mr. Cleveland retired and ceased serving as one of our executive officers in February 2014.

(5)

Mr. Judd ceased serving as one of our officers on December 1, 2014 and retired effective January 2, 2015. In connection with Mr. Judd’s expected retirement following 2014, and in recognition of his significant contribution to our success becoming and operating as a public company, the compensation committee accelerated the vesting of a portion of the unvested equity awards Mr. Judd had outstanding as the date of his retirement. The portion of the awards accelerated was determined based on the number of shares scheduled to vest on each award’s next vesting date in 2015 and the portion of the vesting year Mr. Judd was employed by us prior to his retirement.

(6)

The base salary payment, incentive payment and benefits continuation amounts due to Mr. Tumelty based on the assumptions described above have been into U.S. dollars using an exchange rate of £1.00 = $1.559, which was the exchange rate on December 31, 2014.

COMPENSATION COMMITTEE REPORT

The compensation committee assists the board of directors in establishing a philosophy and policies regarding executive and director compensation, provides oversight of the administration of our director and executive compensation programs and administers our equity-based plans, reviews the compensation of directors, named executive officers and senior management and prepares any report on executive compensation required by the rules and regulations of the SEC or other regulatory body, including this compensation committee report.

In performing its oversight responsibilities, the compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, we have recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2015 Annual Meeting of Shareholders.

COMPENSATION COMMITTEE

Rainer Gawlick, Chair

Douglas W. Kohrs

Brian K. Smith

Compensation Risk Assessment

Management and the compensation committee, with the assistance of the compensation consultant, assess the risk of the employee compensation policies and practices, including those that apply to our executive officers. Management has reviewed our compensation plans, program design and existing practices as well as global and local compensation policies, programs and practices applicable to all employees. Management then analyzed the likelihood and magnitude of potential risks, focusing on whether any of our compensation policies and practices varied significantly from our overall risk and reward structure, whether any such policies and practices incentivized individuals to take risks that were inconsistent with our goals, and whether any such policies and practices have resulted in establishing an inappropriate balance between short-term and long-term incentive arrangements.

Management has discussed the findings of the risk assessment with the compensation committee. Based on the assessment, we have concluded that our compensation policies and practices are aligned with the interests of shareholders, appropriately reward pay for performance and do not create risks that are reasonably likely to have a material adverse effect on our company.

Conflict of Interest Analysis

Our compensation committee has considered the relationships that its compensation consultant has had with our company, the members of the compensation committee and our executive officers, as well as the policies that such consultant has in place to maintain its independence and objectivity, and has determined that the work performed by its compensation consultant has raised no conflicts of interest.

DIRECTOR COMPENSATION

Directors who are also our employees receive no additional compensation for serving on our board of directors. Except as described below, our non-employee directors received the following compensation for their service during 2014:

Annual cash retainer:	$35,000

Annual cash retainer for lead independent director and Chairman:	$15,000

Annual cash retainer for committee chairs:	Audit Committee: $15,000 Compensation Committee: $10,000 Nominating and Governance Committee: $7,500

Annual cash retainer for other committee members:	Audit Committee: $7,500 Compensation Committee: $5,000 Nominating and Governance Committee: $3,750

Annual equity award:

Restricted stock units with $50,000 grant date fair value and stock options with $50,000 grant date fair value, becoming vested or exercisable (as applicable) in full on the earlier of the first anniversary of the grant date or the date of the next annual meeting of our shareholders

New director equity award:	Fully-vested shares of common stock with a value of $100,000 granted on the date the director is first elected to the board

Meeting fees:

Generally none, but compensation committee has the discretion to provide for meeting fees if the number of board of directors meetings exceeds eight per year or if the number of meetings of any committee exceeds six per year

Mr. Lukis did not participate in the equity portions of our non-employee director compensation program for 2014 in light of the significant equity interest he historically has had in our company as our founder. Bradley A. Cleveland participated in our non-employee director compensation program for the portion of the year he served as a director and was not an employee, and the compensation he received under our non-employee director compensation program for 2014 is disclosed in the Summary Compensation Table above.

We have stock ownership guidelines for our non-employee directors who are not significant shareholders. Each such director is expected to own shares of our common stock with a fair market value of at least three times the amount of the annual board member retainer, and to achieve this ownership level within three years after first joining our board of directors. Until a director has satisfied this ownership guideline, the director may not dispose of any shares of our common stock, except for sales whose proceeds will be used to pay the exercise price in connection with an option exercise or to pay applicable income taxes in connection with the vesting, exercise or payout of any equity-based award. For purposes of this guideline, shares subject to an unvested or unexercised equity-based award will be counted as owned shares. All of our directors who are not significant shareholders have met these guidelines.

Non-Employee Director Compensation for 2014

The following table sets forth information concerning annual compensation for our non-employee directors during the year ended December 31, 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Matthew C. Blodgett(2)	15,495	—	—	15,495
Rainer Gawlick	45,000	50,019	50,001	145,020
John B. Goodman	50,000	50,019	50,001	150,020
Douglas W. Kohrs	42,297	50,019	50,001	142,317
Margaret A. Loftus(3)	15,010	—	—	15,010
Lawrence J. Lukis	35,000	—	—	35,000
Brian K. Smith	45,563	50,019	50,001	145,583
Sven A. Wehrwein	68,750	50,019	50,001	168,770

(1)

Amounts shown in this column represent the grant date fair values computed in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC 718) utilizing the assumptions discussed in Note 12 to our Consolidated Financial Statements for the year ended December 31, 2014 contained in our Annual Report on Form 10-K for the year ended December 31, 2014, and disregarding the effects of any estimates of forfeitures related to service-based vesting.

(2)	Mr. Blodgett did not seek reelection at our 2014 Annual Meeting of Shareholders and his service as a director terminated upon the conclusion of such annual meeting.
(3)	Ms. Loftus did not seek reelection at our 2014 Annual Meeting of Shareholders and her service as a director terminated upon the conclusion of such annual meeting.

Non-Employee Directors – Outstanding Equity Awards at 2014 Fiscal Year-End

The following table summarizes for each of our non-employee directors the number of shares underlying unexercised option awards as of December 31, 2014:

Name	Number of Shares Underlying Unexercised Options	Number of Shares Subject to Unvested RSUs
Matthew C. Blodgett(1)	—	—
Rainer Gawlick	25,708	798
John B. Goodman	7,446	798
Douglas W. Kohrs	9,208	798
Margaret A. Loftus(2)	—	—
Lawrence J. Lukis	—	—
Brian K. Smith	4,446	798
Sven A. Wehrwein	9,208	798

(1)	Mr. Blodgett did not seek reelection at our 2014 Annual Meeting of Shareholders and his service as a director terminated upon the conclusion of such annual meeting.
(2)	Ms. Loftus did not seek reelection at our 2014 Annual Meeting of Shareholders and her service as a director terminated upon the conclusion of such annual meeting.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for fiscal 2015, and the board of directors is asking shareholders to ratify that selection. Although current law, rules and regulations, as well as the audit committee charter, require our independent registered public accounting firm to be engaged, retained, and supervised by the audit committee, the board of directors considers the selection of an independent registered public accounting firm to be an important matter of shareholder concern and considers a proposal for shareholders to ratify such selection to be an opportunity for shareholders to provide direct feedback to the board of directors on a significant issue of corporate governance.

If the selection of E&Y as our independent registered public accounting firm for fiscal 2015 is not ratified by our shareholders, the audit committee will review its future selection of an independent registered public accounting firm in the light of that vote result.

Representatives of E&Y will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD, UPON RECOMMENDATION OF THE AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015.

AUDIT COMMITTEE REPORT

The following is the report of the audit committee. The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2014 with our management. In addition, the audit committee has discussed with Ernst & Young LLP, our independent accountants (“E&Y”), the matters required to be discussed by standards promulgated by the American Institute of Certified Public Accountants (“AICPA”) and Public Company Accounting Oversight Board (“PCAOB”), including Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T. The audit committee also has received the written disclosures and the letter from E&Y as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with E&Y the independence of E&Y.

Based on the audit committee’s review of the matters noted above and its discussions with our independent accountants and our management, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

AUDIT COMMITTEE

Sven A. Wehrwein, Chair

John B. Goodman

Brian K. Smith

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

	Fiscal Year
	2014	2013
Audit Fees(1)	$660,617	$471,500
Audit-Related Fees	—	—
Tax Fees	105,730	143,252
All Other Fees	—	—

Total	$766,347	$614,752

(1)	Reflects the fees approved by Proto Labs and billed or to be billed by E&Y with respect to services performed for the audit and other services for the applicable fiscal year.

“Audit Fees” consisted of fees for the audit of our annual financial statements, including audited financial statements presented in our Annual Report on Form 10-K, audit of our internal control over financial reporting, review of the financial statements presented in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdiction.

“Audit-Related Fees” consisted of assurance and related services by E&Y that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

“Tax Fees” consisted of professional services rendered by E&Y for tax compliance, tax advice and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

Pre-approval Policy. The audit committee has established a policy governing our use of the services of our independent registered public accountants. Under the policy, the audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants’ independence. In fiscal years 2014 and 2013, all fees identified above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” that were billed by E&Y were approved by the audit committee in accordance with SEC requirements.

The audit committee has determined that the rendering of the services other than audit services by E&Y is compatible with maintaining their independence.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide advisory approval of the compensation of our named executive officers included in this Proxy Statement, as we have described it above. While this vote is advisory and nonbinding, the compensation committee will consider the outcome of the vote when making future compensation decisions for our executive officers. We believe our compensation program aligns the interests of our executive officers and shareholders and serves the best interests of our shareholders. During 2014, we performed well, with our revenue increasing 28.5% compared to the prior year and our net income increasing 18.0% compared to the prior year, and we successfully completed our first acquisition and integration of a new business. We believe the compensation earned by our named executive officers for 2014 reflects these strong results while remaining at a reasonable level and not encouraging excessive risk taking.

The board of directors recommends that shareholders approve the following advisory resolution:

RESOLVED, that the compensation paid to the individuals identified in the Summary Compensation Table, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section and the related compensation tables and accompanying footnotes and narratives), is hereby approved.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY (NONBINDING) RESOLUTION.

PROPOSAL 4

APPROVAL OF AMENDMENT TO THE
THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION
TO REQUIRE A MAJORITY VOTE FOR THE ELECTION OF DIRECTORS

The board of directors has approved, and recommends shareholder approval of, an amendment to our articles of incorporation to require that directors receive a majority of the votes cast in order to be elected to the board of directors.

Currently, the members of our board of directors are elected by a plurality of the votes present in person or by proxy at a meeting. Minnesota law requires that, unless otherwise provided in the articles of incorporation, directors be elected by a plurality of the votes present in person or by proxy at a meeting. The majority voting standard is a development in corporate governance best practices that has become common among U.S. public companies in recent years.

The amendment to the articles of incorporation operates as follows:

●

Subject to the rights, if any, of holders of any preferred stock of Proto Labs, each director shall be elected at a meeting of shareholders by the vote of a majority of the votes cast with respect to the director.

●

However, in a contested election of directors in which the number of nominees exceeds the number of directors to be elected, the directors will continue to be elected by a plurality of the votes present in person or by proxy at the meeting.

●

For purposes of the majority voting standard, a majority of the votes cast means that the votes entitled to be cast by the holders of all the then outstanding shares of voting stock of Proto Labs that are voted “for” a director must exceed the shares voted “against” the director.

The amendment is effected by adding a new Article X to our third amended and restated articles of incorporation. The full text of Article X is attached to this Proxy Statement as Appendix I. If the amendment is approved by shareholders at the meeting, the majority voting standard will be effective following our next annual meeting of shareholders.

Under Minnesota law, an incumbent director who does not receive the requisite vote continues to serve until his or her successor is elected. Accordingly, if the proposal to amend the articles is approved, we also will amend our corporate governance guidelines to require incumbent directors who do not receive a majority of the votes cast “for” their election to offer to tender their resignation to our nominating and governance committee. The board of directors, taking into account the nominating and governance committee’s recommendation, will act on the tendered resignation and publicly disclose its decision within 90 days after the date of the certification of the election results. The nominating and governance committee may consider any factors or other recommendations that it considers relevant and appropriate. Any director who has offered to tender his or her resignation will not participate in the decision with respect to his or her resignation. If the director’s resignation is not accepted by the board of directors, the director will continue to serve until the next annual meeting and until his or her successor is duly elected. If the director’s resignation is accepted by the board of directors, the board of directors may choose to appoint a director to fill the vacancy on the board created by the resignation.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE AMENDMENT OF THE THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION TO REQUIRE A MAJORITY VOTE FOR THE ELECTION OF DIRECTORS.

OTHER MATTERS

The board of directors is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS

Proposals Included in the Proxy Statement

Proposals of our shareholders that are intended to be presented by such shareholders at our fiscal 2015 Annual Meeting of Shareholders to be held in calendar 2016 and that shareholders desire to have included in our proxy materials related to such Annual Meeting must be received by us at our principal executive offices no later than 5:00 p.m. Central Time, December 9, 2015, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not Included in the Proxy Statement

If a shareholder wishes to present a proposal at our fiscal 2015 Annual Meeting of Shareholders to be held in calendar 2016 or to nominate one or more directors and the proposal is not intended to be included in our proxy statement relating to that Annual Meeting, the shareholder must give advance notice to us prior to the deadline for such Annual Meeting determined in accordance with our by-laws. In general, our by-laws provide that such notice should be addressed to the Secretary and be no less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting, except in certain circumstances. For purposes of our fiscal 2015 Annual Meeting, such notice must be received no later than February 20, 2016. Our by-laws set out specific requirements that such shareholders and written notices must satisfy. Copies of those requirements will be forwarded to any shareholder upon written request to our Secretary.

ADDITIONAL INFORMATION

The Notice contains instructions on how to access our proxy materials on the Internet and vote your shares of stock via the Internet and how to request a paper copy of our proxy materials.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, will be sent to any shareholder without charge upon written request addressed to:

Chief Financial Officer

Proto Labs, Inc.

5540 Pioneer Creek Drive

Maple Plain, Minnesota 55359

(763) 479-3680

You may also obtain our Annual Report on Form 10-K via the Internet at the SEC’s Internet site, www.sec.gov.

Additional copies of the Annual Report on Form 10-K, the Notice, this Proxy Statement and the accompanying proxy may be obtained from John A. Way, our Chief Financial Officer, at the address above. Copies of exhibits to the Annual Report on Form 10-K may be obtained upon payment to us of the reasonable expense incurred in providing such exhibits.

By Order of the Board of Directors

William R. Langton

Secretary

APPENDIX I

Amendment to Articles of Incorporation

ARTICLE X

Except with respect to the election of directors, the shareholders shall take action at a meeting of shareholders by the affirmative vote of a majority of the voting power of the shares present and entitled to vote or such larger proportion or number as is required by law or these Articles of Incorporation. Subject to the rights, if any, of the holders of one or more classes or series of preferred stock issued by the Corporation, voting separately by class or series to elect directors in accordance with the terms of such preferred stock, each director shall be elected at a meeting of shareholders by the vote of the majority of the votes cast with respect to the director, provided that directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors at any such meeting for which the number of nominees (other than nominees withdrawn on or prior to the day preceding the date the Corporation first mails its notice for such meeting to the shareholders) exceeds the number of directors to be elected. For purposes of this Article X, action at a meeting shall mean action at a meeting which satisfies the notice and quorum requirements imposed by the By-Laws of the Corporation, except as otherwise provided by law, and a majority of the votes cast means that the votes entitled to be cast by the holders of all then outstanding shares of capital stock of the Corporation with respect to the election of a director nominee that are voted “for” such nominee must exceed the votes that are voted “against” that director by the holders of outstanding shares of the Corporation’s capital stock entitled to cast a vote with respect to the election of such director nominee.

I-1

PROTO LABS, INC.
ATTN: JOHN WAY
5540 PIONEER CREEK DRIVE
MAPLE PLAIN, MN 55359

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 19, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic ballot.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1. Election of Directors
   Nominees

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Lawrence J. Lukis 02 Victoria M. Holt 03 Rainer Gawlick 04 John B. Goodman 05 Douglas W. Kohrs
06 Brian K. Smith 07 Sven A. Wehrwein

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2015.	☐	☐	☐
3. Advisory approval of executive compensation.	☐	☐	☐
4 Approval of amendment to Third Amended and Restated Articles of Incorporation to require a majority vote for the election of directors.	☐	☐	☐

NOTE: This proxy, when properly executed, will be voted as directed, or if no direction is given, FOR Proposals 1, 2, 3 and 4. Discretionary authority is hereby conferred as to all other matters which may properly come before the meeting or any adjournment or postponement thereof.

02 0000000000

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000235358_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com .

PROTO LABS, INC.
Annual Meeting of Shareholders
May 20, 2015 9:00 AM CDT
This proxy is solicited by the Board of Directors

The shareholder hereby appoints Victoria M. Holt or John A. Way, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Proto Labs, Inc. that the shareholder is entitled to vote at the 2015 Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on May 20, 2015, at the office of Faegre Baker Daniels LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. This proxy will be voted in the discretion of the proxies upon such other matters as may properly come before the 2015 Annual Meeting of Shareholders or any postponement or adjournment thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000235358_2 R1.0.0.51160